WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


 STATEMENT OF CONDITION DATA (Dollars in Thousands Except Share Data)*



                                                                    At December 31,
----------------------------------------------------------------------------------------------------------
                                                 1996        1995         1994          1993        1992
----------------------------------------------------------------------------------------------------------
Total assets                                 $5,607,210  $4,883,402    $4,677,859   $4,032,451  $3,893,825
Loans receivable, net                         3,642,522   3,005,014     2,934,967    2,459,395   2,461,472
Securities                                    1,577,702   1,505,919     1,300,793    1,135,168     788,953
Core deposit intangible                          46,442       7,565         9,061       16,083      20,426
Deposits                                      4,457,561   3,797,712     3,781,393    3,272,262   3,273,505
Shareholders' equity                            336,832     334,580       264,404      235,151     228,055

OPERATING DATA                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------
                                                 1996        1995          1994          1993        1992
----------------------------------------------------------------------------------------------------------

Net interest income                           $ 169,037   $ 135,331     $ 140,612    $ 117,785   $  84,889
Provision for loan losses                         9,788       5,726         5,609        8,082       8,204
Noninterest income                               32,179      27,902        17,467       20,024      12,412
Noninterest expenses:
  Merger and acquisition expenses (a)               500       4,271           700            -           -
  SAIF assessment                                 4,730           -             -            -           -
  Name change and subsidiary merger expense           -       2,100             -            -           -
  Core deposit intangible writedown                   -           -         5,000            -           -
  Other noninterest expenses                    125,325     106,365       107,599       89,001      61,324
                                               --------     -------       -------       ------      ------
  Total noninterest expenses                    130,555     112,736       113,299       89,001      61,324
                                               --------     -------       -------      -------     -------
Income before taxes                              60,873      44,771        39,171       40,726      27,773
Income taxes                                     22,372      15,450        11,211       17,033      13,223
                                                -------    --------       -------     --------    --------
Net income before cumulative change              38,501      29,321        27,960       23,693      14,550
Cumulative effect of change in method of
  accounting for income taxes                         -           -             -        6,408           -
                                             ----------  ----------    ----------      -------  ----------
NET INCOME                                       38,501      29,321        27,960       30,101      14,550
Preferred stock dividends                         1,149       1,296         1,716        2,653         581
                                                -------     -------       -------      -------     -------
Net income available to
 common shareholders                           $ 37,352    $ 28,025      $ 26,244     $ 27,448   $  13,969
                                                =======     =======       =======      =======    ========

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SIGNIFICANT STATISTICAL DATA


                                                                  Years Ended December 31,
------------------------------------------------------------------------------------------------------------
For The Period:                                      1996        1995        1994         1993         1992
------------------------------------------------------------------------------------------------------------

  Interest rate spread                              3.11%        2.80%       3.18%        3.03%        3.32%
  Net yield on average earning assets               3.23%        2.96%       3.27%        3.14%        3.52%
  Return on average shareholders' equity           11.20%       10.08%      10.76%       10.17%        7.66%
  Net Income per common share (b)
    Primary                                    $    2.77    $    2.30    $   2.28    $    2.04    $    1.36
    Fully Diluted                              $    2.66    $    2.22    $   2.17    $    1.94    $    1.35
  Dividends declared per common share (c)      $    0.68    $    0.64    $   0.52    $    0.50    $    0.48
  Dividend payout ratio                            24.37%       27.83%      18.44%       16.85%       37.07%
  Noninterest expenses to average assets            2.38%        2.37%       2.47%        2.27%        2.42%
  Noninterest expenses(excluding foreclosed
   property expenses and provisions, net
   to average assets                                2.32%        2.24%       2.25%        2.00%        2.00%
At End of Period:
  Fully diluted weighted average shares           14,460       13,205      12,877       11,810       10,321
  Book value per common share                  $   25.18    $   24.41    $  21.37    $   20.74    $   18.48
  Tangible book value per common share         $   21.37    $   23.57    $  20.26    $   19.16    $   16.44
  Shareholders' equity to total assets              6.01%        6.85%       5.65%        5.83%        5.86%


* Information for all periods presented has been restated to reflect the inclusion of the results of People's Savings Financial Corp., DS Bancor Inc., Shelton Bancorp, Inc. and Shoreline Bank and Trust Company which were acquired on July 31, 1997, January 31, 1997, November 1, 1995 and December 16, 1994, respectively and were accounted for using the pooling of interests method.

(a) See Management's Discussion and Analysis Comparison of 1996 and 1995 years and 1995 and 1994 years and Note 17 to the Consolidated Financial Statements.


(b) Before cumulative change in the method of accounting for Income Taxes in 1993. After such cumulative change net income per common share for 1993 was $2.66 on a primary basis and $2.55 on a fully diluted basis.

(c) Webster has continuously declared dividends since the third quarter of 1987.


All per share data and the number of outstanding shares of common stock have been adjusted retroactively to give effect to the payment of stock dividends.

GLOSSARY OF TERMS

Allowance for Loan Losses: A reserve for estimated loan losses at a particular balance sheet date.

Capital Components and Ratios:

   Leverage Ratio: Tier 1 capital as a percentage of adjusted total assets for Webster Bank.

   Risk-Weighted Assets: The sum of risk-weighted assets plus the risk-weighted credit equivalent amounts of off-balance sheet items, less core deposit intangibles and certain other non-qualifying intangible assets and the non-qualifying portion of the allowance for loan losses.

   Tier 1 Capital: The sum of common shareholders' equity at Webster Bank (excluding net unrealized gains or losses on securities, except for net unrealized gains/losses on marketable equity securities) less other non-qualifying intangible assets.

   Tier 1 Risk-Weighted Capital Ratio: The ratio of Tier 1 capital to net risk-adjusted assets.

   Total Capital: The sum of Tier 1 capital plus the qualifying portion of the allowance for loan losses.

   Total Risk-Weighted Capital Ratio: The ratio of total capital to net risk-adjusted assets.

Core Deposit Intangible: The excess of the purchase price over the fair value of the tangible net assets acquired in a purchase transaction that represents the estimated value of the deposit base.

Derivatives: Interest rate or currency swaps, futures, forwards, option contracts, or other off-balance sheet financial instruments used for asset/liability management or trading purposes. These instruments derive their values or contractually determined cash flows from the price of an underlying asset or liability, reference rate, index or other security.

Earning Assets: The sum of loans, segregated assets, mortgage loans held for sale, securities and short-term investments.

Interest Bearing Liabilities: The sum of interest-bearing deposits, securities sold under agreements to repurchase and other borrowings.

Interest   Rate  Spread:   The   difference   between  the  average   yields  on
interest-earning assets and interest-bearing liabilities.

Net Interest Margin: Net interest income as a percentage of average earning assets.

Nonaccrual Assets: The sum of nonaccrual loans plus other real estate owned.

Nonaccrual Loans: The sum of loans on nonaccrual status (for purposes of interest recognition) plus restructured loans (loans whose repayment criteria have been renegotiated to less-than-market terms due to the inability of the borrowers to repay the loans in accordance with their original terms).

Other Real Estate Owned: Real estate acquired in foreclosure or comparable proceedings under which possession of the collateral has been taken.

Reserve Coverage: Allowance for loan losses divided by nonaccrual loans.

Return on Average Equity: Net income as a percentage of average shareholders' equity.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                               OPERATIONS ("MD&A")

INTRODUCTION
--------------------------------------------------------------------------------

Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank, (the "Bank") delivers financial services to individuals, families and businesses throughout Connecticut. Webster Bank is organized along four business lines - consumer, business, mortgage banking, and trust and investment management services, each supported by centralized administration and operations. The Corporation has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise.

Assets at December 31, 1996 were $5.6 billion compared to $4.9 billion a year earlier. Net loans receivable amounted to $3.6 billion at December 31, 1996 compared to $3.0 billion a year ago. Deposits were $4.5 billion at December 31, 1996 compared to $3.8 billion at December 31, 1995.

BUSINESS COMBINATIONS SUBSEQUENT TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

The People's Acquisition
On July 31, 1997, Webster acquired People's Savings Financial Corp. ("People's") and its subsidiary, People's Savings Bank, a $482 million savings bank in New Britain, Connecticut. In connection with the merger with People's, Webster issued 1,575,996 shares of its common stock for all the outstanding shares of People's stock. Under the terms of the merger agreement each outstanding share of People's common stock was converted into .85 shares of Webster common stock. This acquisition was accounted for as a pooling of interests and as such, Consolidated Financial Statements include People's financial data as if People's had been combined at the beginning of the earliest period presented.

The Sachem Acquisition
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, CT with $300 million in trust assets, in a tax free stock-for-stock exchange. Under the terms of the agreement, Webster issued 83,385 shares of Webster common stock for all 173,000 outstanding shares of Sachem Trust. This acquisiton was accounted for as a purchase.

The Derby Acquisition
On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, a $1.2 billion savings bank in Derby, Connecticut. In connection with the merger with Derby, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the merger agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock. This acquisition was accounted for as a pooling of interests and as such, Consolidated Financial Statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

The Shawmut Transaction
On February 16, 1996, Webster Bank acquired 20 branches in the Greater Hartford market from Shawmut Bank Connecticut National Association (the "Shawmut Transaction"), as part of a divestiture in connection with the merger of Shawmut and Fleet Bank. In the branch purchase, Webster Bank acquired approximately $845 million in deposits, and $586 million in loans. As a result of this transaction, Webster recorded $44.2 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 1,249,600 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction was accounted for as a purchase, therefore transaction results are reported only for the periods subsequent to the consummation of the Shawmut Transaction.

Prior to the Shawmut Transaction, Webster completed five acquisitions as follows:


Date                            Assets Acquired          Accounting Treatment
--------------------------------------------------------------------------------
1995   Shelton Bancorp            $295 million           Pooling of Interests
1994   Shoreline Bank & Trust     $ 51 million           Pooling of Interests
1994   Bristol Savings Bank       $486 million                 Purchase
1992   First Constitution Bank    $1.1 billion                 Purchase
1991   Suffield Bank              $264 million                 Purchase


ASSET QUALITY
--------------------------------------------------------------------------------

General
Webster devotes significant attention to maintaining high asset quality through conservative underwriting standards, active servicing of loans, aggressively managing nonaccrual assets and maintaining adequate reserve coverage on nonaccrual assets. At year end 1996, residential and consumer loans comprised over 87% of the total loan portfolio. All investments are either U.S. Government or Agency securities or have an investment rating in the top two rating categories by a major rating service at time of purchase.

Nonaccrual Assets
The aggregate amount of nonaccrual assets decreased to $54.8 million at December 31, 1996 from $73.4 million at December 31, 1995 and declined as a percentage of total assets to .98% at December 31, 1996 from 1.53% at December 31, 1995. Nonaccrual loans decreased $10.7 million in 1996 and foreclosed properties decreased $7.9 million due to write-downs, sale of foreclosed properties and a bulk sale of $18 million of nonaccrual assets. The allowance for loan losses at December 31, 1996 was $43.2 million and represented 103.80% of nonaccrual loans. Total allowances for nonaccrual assets of $43.9 million represented 79.06% of nonaccrual assets. The following table details Webster's nonaccrual assets for the last five years.

                                                                                       At December 31,
-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                           1996          1995               1994           1993             1992
-------------------------------------------------------------------------------------------------------------------------------
Nonaccrual Assets:
Loans accounted for on a nonaccrual basis:
   Residential real estate                          $   25,393       $ 28,522          $ 27,712        $43,652         $ 63,052
   Commercial                                           12,874         20,355            20,935          7,347            5,747
   Consumer                                              3,339          3,455             2,590          3,249            6,618
Foreclosed Properties:
   Residential and Consumer                              5,305          7,850            11,063         24,766           22,408
   Commercial                                            7,909         13,216            21,909         11,098            9,474
-------------------------------------------------------------------------------------------------------------------------------
     Total                                          $   54,820       $ 73,398          $ 84,209        $90,112         $107,299
-------------------------------------------------------------------------------------------------------------------------------


A summary of the activity in the allowance for loan losses for the last five years follows:

                                                                       For the Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                    1996         1995              1994           1993        1992
--------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                         $50,281       $55,366           $54,370        $65,662    $ 15,893
Charge-offs:
   Residential real estate                             (14,466)       (8,667)          (14,512)       (10,395)     (2,186)
   Consumer                                             (3,649)         (894)           (1,452)        (2,433)     (1,033)
   Commercial                                           (6,750)       (4,438)           (4,394)        (3,447)     (2,286)
--------------------------------------------------------------------------------------------------------------------------
                                                       (24,865)      (13,999)          (20,358)       (16,275)     (5,505)
Recoveries:
   Residential real estate                                 670           870               437            413          92
   Consumer                                                332         1,032             1,822            815         612
   Commercial                                            1,979         1,286             1,042            246         281
--------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                        (21,884)      (10,811)          (17,057)       (14,801)     (4,520)
Acquired allowance for purchased loans                   5,000             -            12,819              -      46,085
Acquired allowance adjustment                                -             -                 -         (5,963)          -
Transfer from allowance for losses                           -             -                 -          2,390           -
  for loans held for sale
Provisions charged to operations                         9,788         5,726             5,234          7,082       8,204
--------------------------------------------------------------------------------------------------------------------------
Balance at end of period                            $   43,185      $ 50,281          $ 55,366        $54,370     $65,662
--------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans outstanding      0.6%          0.4%              0.6%           0.6%        0.2%
--------------------------------------------------------------------------------------------------------------------------


During 1996, 1995, 1994 and 1993, increased loan charge-offs were due primarily to loans acquired as a result of the acquisitions. Such charge-offs were in line with expectations and adequate loan loss allowances were established at the time of each acquisition. Included in the 1996 loan charge-offs were write-downs of $6.3 million related to a bulk sale of $18.0 million of nonaccrual residential loans and foreclosed properties. See Note 13 to the Consolidated Financial Statements for a summary of activity in the allowance for losses on foreclosed properties. Management believes that the allowance for loan losses is adequate to cover expected losses in the portfolio.

The following table presents an allocation of Webster's allowance for loan losses at the dates indicated and the related percentage of loans in each category to Webster's gross loan portfolio:

                                                                    At December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                              1996                  1995            1994               1993    1992
------------------------------------------------------------------------------------------------------------------------------------
                                Amount     %     Amount       %       Amount    %    Amount       %    Amount      %
                                ------  ------   ------     ------    -----  ------- ------   -------- ------    ----

Balance at End of Period
  Applicable to:
Residential mortgage loans     $14,090   75.26%  $23,898    80.43%   $30,787  81.81%  $41,010   84.86% $51,159  83.27%
Commercial mortgage loans       10,549    7.65    12,385     6.47     11,426   6.16     3,820    3.59    5,901   4.04
Commercial non-mortgage loans   10,975    5.50     4,185     2.25      4,325   2.18     1,992    1.52    1,629   1.17
Consumer loans                   7,571   11.59     9,813    10.85      8,828   9.85     7,548   10.03    6,973  11.52
------------------------------------------------------------------------------------------------------------------------------------
   TOTAL                       $43,185  100.00%  $50,281   100.00%   $55,366 100.00%  $54,370  100.00% $65,662 100.00%
------------------------------------------------------------------------------------------------------------------------------------

SEGREGATED ASSETS
--------------------------------------------------------------------------------

Segregated Assets consist of all commercial real estate, commercial, and multi-family loans acquired from the FDIC in the First Constitution acquisition. Segregated Assets, before the allowance for losses of $2.9 million, totaled $78.5 million at December 31, 1996 down from $256.6 million at acquisition
(1992). Segregated Assets are subject to a loss-sharing arrangement with the FDIC. The FDIC is required to reimburse Webster Bank quarterly for 80% of the total net charge-offs and certain related expenses on Segregated Assets through December 1997, with such reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess). At December 31, 1996, cumulative net charge-offs and expenses aggregated $54.0 million. During the first quarter of 1996, Webster began recording the additional 15% reimbursement (the difference between the 80% and 95% reimbursement levels) as a receivable from the FDIC. The impact of purchasing the Segregated Assets has been reflected primarily in increased noninterest expenses for the Bank's share of certain reimbursable expenses and all non-reimbursable expenses. The Bank's share of charge-offs reduces the allowance for losses on the Segregated Assets which was established in conjunction with the First Constitution acquisition. Management believes that the allowance for losses on Segregated Assets is adequate to cover expected losses on this portfolio. See Note 5 to the Consolidated Financial Statements.

Reimbursable net charge-offs and eligible expenses of Segregated Assets aggregated $4.9 million for 1996. During 1996, the Bank received $4.2 million as reimbursement for eligible charge-offs and related net expenses in accordance with the loss-sharing arrangement described above. Payments due from the FDIC upon charge-off and related expenses are recorded as receivables. Such reimbursements are made on a quarterly basis to the Bank by the FDIC and when received are invested in earning assets. Such reimbursements have no immediate impact on the consolidated statements of income.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:



                                            Years Ended December 31,
----------------------------------------------------------------------
(IN THOUSANDS)                             1996                1995
----------------------------------------------------------------------
Balance at beginning of period              $  3,235          $4,420
Charge-offs                                     (621)         (1,772)
Recoveries                                       245             587
----------------------------------------------------------------------
   Balance at end of period                 $  2,859          $3,235
----------------------------------------------------------------------


At December 31, 1996 and 1995, nonaccrual Segregated Assets were classified as follows:


                                                              At December 31,
-----------------------------------------------------------------------------
(IN THOUSANDS)                                               1996       1995
-----------------------------------------------------------------------------
Segregated Assets accounted for on a nonaccrual basis:
   Commercial real estate loans                           $  3,337     $2,604
   Commercial loans                                            192      1,203
   Multi-family real estate loans                              495      1,432
Foreclosed Properties:
   Commercial real estate                                      269        648
   Multi-family real estate                                    138        651
-----------------------------------------------------------------------------
     Total                                                $  4,431     $6,538
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
The following table sets forth the contractual maturity and interest rate sensitivity of commercial loans contained in the Segregated Assets portfolio at December 31, 1996.


                                                    Contractual Maturity

                                   One Year        One to            Over
(In thousands)                     or Less       Five Years        Five Years          Total

Contractual Maturity:
  Commercial loans               $      735      $    3,694        $    2,177       $    6,606
----------------------------------------------------------------------------------------------
      Total                      $      735      $    3,694        $    2,177       $    6,606
==============================================================================================

Interest Rate Sensitivity:
  Fixed Rates                    $      208      $      213        $       --       $      421
  Variable Rates                        527           3,481             2,177            6,185
----------------------------------------------------------------------------------------------
      Total                      $      735      $    3,694        $    2,177       $    6,606
==============================================================================================


LIQUIDITY AND CAPITAL RESOURCES

Webster Bank is required to maintain minimum levels of liquid assets as defined by regulations adopted by the Office of Thrift Supervision ("OTS"). This requirement, which may be varied by the OTS, is based upon a percentage of withdrawable deposits and short term borrowings. The required liquidity ratio is currently 5.00% and the Bank's liquidity ratio was 6.95% at December 31, 1996.

The primary sources of liquidity for Webster are net cash flows from operating activities, investing activities and financing activities. Net cash flows from operating activities include net income, loans originated for sale, the sale of loans originated for sale, net changes in other asset and liabilities and adjustments for noncash items such as depreciation, the provision for loan losses and changes in accruals. Net cash flows from investing activities primarily includes the purchase, maturity, and sale of securities and mortgage-backed securities that are classified as trading, available for sale or held to maturity, and the net change in loans and Segregated Assets. While scheduled loan amortization, maturing securities, short term investments and securities repayments generally are predictable sources of funds, loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. One of the inherent risks of investing in loans and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity at prepayment rates different than those estimated at the time of purchase. This generally occurs because of changes in market interest rates. The market values of fixed-rate loans and mortgage-backed securities are sensitive to fluctuations in market interest rates, declining in value as interest rates rise. If interest rates decrease, the market value of loans and mortgage-backed securities generally will tend to increase with the level of prepayments also normally increasing. The lower yields on such loans and mortgage-backed securities may be offset by a lower cost of funds. Changes in the volume of nonaccrual assets due to additions or sales of such assets also affect liquidity.

Financing activity net cash flows primarily include proceeds and repayments from FHL Bank advances and other borrowings, the net change in deposits and changes in capital structure generally related to stock issuances and repurchases. The utilization of particular sources of funds depends on comparative costs and availability. Webster Bank has from time to time, chosen not to pay rates on deposits as high as certain competitors, and when necessary, supplements deposits with various borrowings. The Bank manages the prices of its deposits to maintain a stable, cost-effective deposit base as a source of liquidity.

The Bank had additional borrowing capacity from the FHL Bank of $2.1 billion at December 31, 1996. At that date, the Bank had FHL Bank advances outstanding of $559.9 million compared to $498.9 million at December 31, 1995. See Note 9 to the Consolidated Financial Statements.

Webster's main sources of liquidity at the holding company level are dividends from the Bank and net proceeds from capital offerings and borrowings, while the main outflows are the payment of dividends to preferred and common stockholders, the payment of interest to holders of Webster's 8 3/4% Senior Notes and repurchases of Webster's common stock. There are certain restrictions on payment of dividends by Webster Bank to Webster. See Note 15 to the Consolidated Financial Statements. Webster also has a $20 million line of credit with a correspondent bank. On January 31, 1997, Webster completed the sale of $100,000,000 of Webster Capital Trust/Capital Securities further increasing its Capital Resources. The Capital Securities are further discussed in Note 18 to the Consolidated Financial Statements.

On November 19, 1996, Webster completed a previously announced stock repurchase program, which resulted in total repurchases of 549,800 shares and also announced its intention to repurchase up to 300,000 additional shares. At December 31, 1996, 255,100 shares had been repurchased under the new repurchase plan, to offset future dilution from shares of common stock that were issued in January 1997, in connection with conversions of preferred stock or issued upon exercise of options under Webster's stock option plans. The remaining shares under the plan were repurchased in January 1997. Webster previously repurchased 548,500 shares in two stock repurchase plans announced in 1988 and 1990.

Applicable OTS regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated savings institution, the Bank also is subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1996, the Bank was in full compliance with all applicable capital requirements as detailed below:



                                                                      At December 31, 1996
----------------------------------------------------------------------------------------------------------------------
                                                                 Tier 1                Tier 1
                                   Tangible Capital      Core Capital      Risk-Based Capital Total Risk-Based Capital
                                      Requirement         Requirement          Requirement      Requirement
----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)             Amount     %         Amount       %       Amount      %     Amount      %
----------------------------------------------------------------------------------------------------------------------
Capital for regulatory purposes  $ 325,905   5.92%   $ 330,306    66.00%   $  330,306  11.22% $ 364,951 112.40%
Minimum regulatory requirement      82,547   1.50      165,095     3.00       117,711   4.00    235,423   8.00
----------------------------------------------------------------------------------------------------------------------
Excess over requirement          $ 243,358   4.42%   $ 165,211     3.00%   $  212,595   7.22% $ 129,528   4.40%
----------------------------------------------------------------------------------------------------------------------


ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

The goal of Webster's asset/liability policy is to manage interest-rate risk so as to maximize net interest income over time in changing interest-rate environments while maintaining acceptable levels of risk. Webster must provide for sufficient liquidity for daily operations while maintaining mandated regulatory liquidity levels. To this end, Webster's strategies for managing interest-rate risk are responsive to changes in the interest-rate environment and market demands for particular types of deposit and loan products. Management measures interest-rate risk using GAP, duration and simulation analyses with particular emphasis on measuring changes in the market value of portfolio equity and changes in net interest income in different interest-rate environments. The simulation analyses incorporate assumptions about balance sheet changes such as asset and liability growth, loan and deposit pricing and changes due to the mix and maturity of such assets and liabilities. From such simulations, interest rate risk is quantified and appropriate strategies are formulated. The overall interest rate risk position is reviewed on an ongoing basis by the Asset Liability Committee, which includes Executive Management and has representation by members of each line of business. Strategies employed in 1996 to improve the interest-rate sensitive position included (i) the selling of certain fixed-rate mortgage loans, (ii) promotion of adjustable-rate mortgage loans, (iii) emphasis on the origination of variable-rate home equity credit lines and commercial loans, (iv) emphasis on the purchase of short-term or adjustable-rate securities or mortgage-backed securities, (v) emphasis on deposits and borrowed funds that meet asset/liability management objectives and (vi) the employment of hedging techniques to reduce the interest-rate risk of certain assets or liabilities.

Based on Webster's asset/liability mix at December 31, 1996, management's simulation analysis of the effects of changing interest rates projects that an instantaneous 200 basis point increase in interest rates would decrease the market value of equity by approximately 12% at December 31, 1996. At December 31, 1996, Webster had a 2.8% positive GAP position in the one year time horizon which means that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities for that period. Management believes that its interest-rate risk position represents a reasonable amount of interest-rate risk at this point in time. Webster also utilizes as part of its asset/liability management strategy various interest rate instruments including short futures positions, interest rate swaps, interest rate caps and interest rate floors. The notional amounts of these instruments are not reflected in Webster's statement of condition but are included in the repricing table for purposes of analyzing interest rate risk. Interest rate contracts are entered into as hedges against future rate fluctuations and not for speculative purposes.

Webster is unable to predict future fluctuations in interest rates and as such the market values of certain of Webster's financial assets and liabilities are sensitive to fluctuations in market interest rates. Changes in interest rates can affect the amount of loans originated by the Bank, as well as the value of its loans and other interest-earning assets. Increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of interest-bearing liabilities increase at a rate that is greater than the increase in yields on interest-earning assets, the interest rate spread is negatively affected. Changes in the asset and liability mix also affects the interest rate spread.

The following table sets forth the estimated maturity/repricing structure of Webster's interest-earning assets and interest-bearing liabilities at December 31, 1996. Repricing for mortgage loans is based on contractual repricing and projected prepayments and repayments of principal. Deposit liabilities without fixed maturities are assumed to decay over the periods presented based on industry standards and internal projections.


------------------------------------------------------------------------------------------------------------------------------------
                                           More than    More than      More than    More than   More than
                               6 Months     6 Months      1 Year        3 Years      5 Years     10 Years    More than
(DOLLARS IN THOUSANDS)          or less    to 1 Year    to 3 Years     to 5 Years  to 10 Years  to 20 Years   20 Years     Total
------------------------------------------------------------------------------------------------------------------------------------
Assets
------------------------------------------------------------------------------------------------------------------------------------
Loans                         $ 1,458,649 $   862,297  $    388,411  $    285,534 $  301,426  $  271,266  $   147,603   $ 3,715,186
Securities                        695,628     357,094       174,583        82,782    109,321     106,014       62,700     1,588,122
------------------------------------------------------------------------------------------------------------------------------------
 Total Rate-Sensitive Assets  $ 2,154,277 $ 1,219,391  $    562,994  $    368,316 $  410,747  $  377,280  $   210,303   $ 5,303,308
------------------------------------------------------------------------------------------------------------------------------------

Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Deposits                      $ 1,755,436 $   837,972  $  1,166,494  $    309,719 $   75,010  $      584   $  304,045   $ 4,449,260
Borrowings                        534,675      88,125        97,700        54,420          -         150            -       775,070
-----------------------------------------------------------------------------------------------------------------------------------
   Total Rate-Sensitive
     Liabilities              $ 2,290,111 $   926,097  $  1,264,194  $    364,139 $   75,010  $      734  $   304,045   $ 5,224,330
------------------------------------------------------------------------------------------------------------------------------------

Consolidated GAP              $ (135,834) $   293,294    $(701,200)  $      4,177 $  335,737  $  376,546  $  (93,742)            N/A
GAP to Total Assets Percent     (2.42%)         5.23%      (12.51%)         0.07%      5.99%       6.72%      (1.67%)            N/A
Cumulative GAP                $ (135,834) $   157,460    $(543,740)  $  (539,563) $(203,826)  $  172,720  $    78,978            N/A
Cumulative GAP to Total
   Assets Percent                 (2.42%)       2.81%       (9.70%)       (9.62%)    (3.64%)       3.08%        1.41%            N/A
------------------------------------------------------------------------------------------------------------------------------------
   Total Assets               $ 5,607,210 $ 5,607,210    $5,607,210  $  5,607,210 $5,607,210  $5,607,210  $5,607,210
------------------------------------------------------------------------------------------------------------------------------------

The following table sets forth the contractual maturity and interest-rate sensitivity of residential and commercial real estate construction loans and commercial loans at December 31, 1996.


                                                      Contractual Maturity
-------------------------------------------------------------------------------------------------

                                      One Year        One to           Over
 (In thousands)                        or Less      Five Years        Five Years          Total

Contractual Maturity:
  Construction loans:
    Residential mortgage            $    9,883       $    1,006        $   83,707       $  94,596
    Commercial mortgage                 12,591            9,232             1,560          23,383
  Commercial non-mortgage loans         73,610           82,087            39,946         195,643
-------------------------------------------------------------------------------------------------
     Total                          $   96,084        $  92,325         $ 125,213       $ 313,622
=================================================================================================

Interest-Rate Sensitivity:
  Fixed rate                        $    4,983       $   24,624         $  31,820       $  61,427
  Variable                              91,101           67,701            93,393         252,195
-------------------------------------------------------------------------------------------------
Total                               $   96,084        $  92,325         $ 125,213       $ 313,622
=================================================================================================


COMPARISON OF 1996 AND 1995 YEARS
--------------------------------------------------------------------------------

General. For 1996, Webster reported net income of $38.5 million, or $2.66 per share on a fully diluted basis. Included in the 1996 results are expenses of
$4.7 million related to a special assessment associated with the recapitalization of the Savings Association Insurance Fund ("SAIF") and $500,000 of acquisition related charges for the Shawmut Transaction. Excluding the effect of these expenses, net income for the 1996 year would have been $41.5 million or $2.87 per fully diluted share. Net income for 1995 amounted to $29.3 million, or $2.22 per share on a fully diluted basis. Included in the 1995 results are expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name and of merging together Webster's banking subsidiaries, and $1.0 million related to the Shawmut Transaction. Excluding the effect of these expenses, net income for the 1995 year would have been $33.0 million or $2.50 per fully diluted share. Results for the Shawmut Transaction are included in the accompanying Consolidated Financial Statements only from the date of acquisition on February 16, 1996.


Net Interest Income. Net interest income before provision for loan losses increased $33.7 million in 1996 to $169.0 million from $135.3 million in 1995. The increase is primarily attributable to an increased volume of average earning assets and interest bearing liabilities related to the Shawmut Transaction. Interest rate spread for the 1996 year increased to 3.12% compared to 2.80% in 1995 also due primarily to lower costing liabilities acquired in the Shawmut Transaction.

Interest Income. Total interest income for 1996 amounted to $386.5 million, an increase of $53.6 million, or 16.1% compared to $332.9 million in 1995. The increase in interest income was due primarily to an increase in the average volume of loans and securities and to an increase in the average yield on all interest-earning assets which increased to 7.39% in 1996 from 7.22% in 1995.

Interest Expense. Interest expense for 1996 amounted to $217.4 million, an increase of $19.8 million compared to $197.6 million in 1995. The increase in interest expense was due primarily to an increase in the average volume of deposits and borrowings partially offset by a decrease in the average yield on all interest bearing liabilities to 4.27% in 1996 from 4.42% in 1995. The decrease in the average yield on interest bearing liabilities is due primarily to the increase in noninterest bearing and other deposits acquired in the Shawmut Transaction.

The following table shows the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned and paid by Webster.



                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                 1996                             1995                          1994
                               Average                    Average      Average             Average     Average             Average
 (DOLLARS IN THOUSANDS)        Balance        Interest      Yield      Balance   Interest   Yield     Balance   Interest   Yield
----------------------------------------------------------------------------------------------------------------------------------
Loans, net (a)                $3,566,695     $279,143(b)   7.83%  $3,014,715   $228,341(b) 7.57%   $2,847,990   $202,959(b) 7.13%
Segregated Assets, net (a)        93,034        6,470      6.95      123,293      9,592    7.78       126,207      9,789    7.76
Securities                     1,526,736       98,568      6.46(c) 1,428,377     92,945    6.51(c)  1,293,661     78,971    6.10(c)
Interest-Bearing Deposits         39,679        2,277      5.64       43,472      2,044    4.64        38,527      1,445    3.70
----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets  5,226,144      386,458      7.39    4,609,857    332,922    7.22     4,306,385    293,164    6.81
Other Assets                     259,704                             149,748                          277,434
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                  $5,485,848                          $4,759,605                       $4,583,819
----------------------------------------------------------------------------------------------------------------------------------

Savings and Escrow              $966,205       21,813      2.26%   $805,099       17,785   2.21%     $820,347     19,533    2.38%
Money Market Savings,
   NOW and DDA                   904,136       16,101      1.78     753,398       20,480   2.72       722,978     18,040    2.50
Time Deposits                  2,510,975      136,020      5.42   2,292,391      119,367   5.21     2,120,366     85,085    4.01
FHL Bank Advances                527,414       31,765      6.02     522,884       33,333   6.37       502,497     26,191    5.21
Repurchase Agreements
   and Other Borrowings          144,543        8,062      5.58      49,945        2,966   5.94           523         43    8.22
Senior Notes                      40,000        3,660      9.15      40,000        3,660   9.15        40,000      3,660    9.15
----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing
Liabilities                    5,093,273      217,421      4.27   4,463,717       197,591  4.42     4,206,711    152,552    3.63
Other Liabilities                 48,773                              4,953                           117,288
Shareholders' Equity             343,802                            290,935                           259,820
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and
   Interest Rate Spread                      $169,037      3.12                  $135,331  2.80                 $140,612    3.18
----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and
       Shareholders' Equity   $5,485,848                         $4,759,605                        $4,583,819
----------------------------------------------------------------------------------------------------------------------------------
   Net Yield on Average
     Earning Assets                                        3.23%                           2.96%                            3.27%
----------------------------------------------------------------------------------------------------------------------------------

(a)Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.

(b)Includes discount and fee income, net of $1.5 million, $1.5 million and $895,000 in 1996, 1995 and 1994, respectively.

(c) Yields are adjusted to a fully taxable equivalent basis.

Net interest income also can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Webster's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume), and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.



------------------------------------------------------------------------------------------------------------------------
                                                 Years Ended December 31,                    Years Ended December 31,
                                                       1996 v. 1995                                1995 v. 1994
------------------------------------------------------------------------------------------------------------------------
                                                Increase (Decrease) Due to                   Increase (Decrease) Due to

(IN THOUSANDS)                              Rate          Volume           Total         Rate         Volume     Total
------------------------------------------------------------------------------------------------------------------------
Interest on interest-earning assets:
  Loans and Segregated Assets           $  7,137       $  40,543        $  47,680    $ 13,132       $ 12,054  $ 25,186
  Securities                                (232)          6,088            5,856       5,791          8,782    14,573
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
    Total                                  6,905          46,631          53,536       18,923         20,836    39,759
------------------------------------------------------------------------------------------------------------------------

Interest on interest-bearing liabilities:
  Deposits                                (4,572)         20,874           16,302      28,446          6,528    34,974
  FHL Bank advances and other
    borrowings                            (2,264)          5,792            3,528       5,931          4,134    10,065
------------------------------------------------------------------------------------------------------------------------
    Total                                 (6,836)         26,666           19,830      34,377         10,662    45,039
------------------------------------------------------------------------------------------------------------------------
Net change in net interest income       $ 13,741       $  19,965        $  33,706    $(15,454)      $ 10,174   $(5,280)
------------------------------------------------------------------------------------------------------------------------


Provision for Loan Losses. The provision for loan losses for 1996 was $9.8 million compared to $5.7 million in 1995. The increased provision for the 1996 year is attributable to an increase in the balance of outstanding loans and the change in portfolio mix. The allowance for losses on loans amounted to $43.2 million and represented 103.8% of nonaccrual loans at December 31, 1996 versus $50.3 million or 96.1% of nonaccrual loans at December 31, 1995.

Noninterest Income. Noninterest income for 1996 amounted to $32.2 million, compared to $27.9 million in 1995. Fees and service charges totaled $22.2 million in 1996, an increase of $4.5 million, or 25.1% from 1995 due primarily to a larger customer base. Gains on the sale of loans and mortgage loan servicing rights amounted to $737,000 in 1996 compared to $4.6 million in 1995. The 1995 results included gains on the sale of mortgage loan servicing rights of $2.1 million. Gains on the sale of securities amounted to $4.1 million in 1996 compared to $532,000 in 1995. Other noninterest income was $5.1 million for 1996 and $5.0 million for 1995.


Noninterest Expenses. Noninterest expenses for 1996 amounted to $130.6 million compared to $112.7 million in 1995. The increase of $17.9 million is due primarily to increased salaries and employee benefits, occupancy, furniture and equipment, core deposit intangible amortization, marketing, and other operating expenses with all such increases related primarily to the Shawmut Transaction. Offsetting such increases were decreased foreclosed property expenses and provisions due to a decrease in the outstanding balance of foreclosed properties. Included in the 1996 results are expenses of $4.7 million related to a special assessment associated with the recapitalization of the SAIF and $500,000 related to the Shawmut Transaction. Also, included in the 1996 results were benefits from the Bank Insurance Fund ("BIF") and SAIF related to deposit premium reductions. At December 31, 1996, approximately 81% of the Bank's deposits are assessed premiums at the BIF rate and 19% at the SAIF rate. Included in the 1995 results are expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name and merging together Webster's banking subsidiaries, and $1.0 million related to the Shawmut Transaction.


Income Taxes. Income tax expense for 1996 increased to $22.4 million from $15.5 million in 1995. The increase in income tax expense is due primarily to an increase in income before taxes. Included in the 1996 and 1995 results are $2.0 million and $2.3 million of benefits from the reduction of the deferred tax asset valuation allowance. The decrease in the valuation allowance was due to favorable reassessments of known risks during 1996 and 1995.

COMPARISON OF 1995 AND 1994 YEARS
--------------------------------------------------------------------------------


General. For 1995, Webster reported net income of $29.3 million, or $2.22 per share on a fully diluted basis. Included in the 1995 results are expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million related to charges incurred in preparation for the Shawmut Transaction. Also included in the 1995 results are a $2.2 million gain on the sale of mortgage servicing rights and $500,000 of losses on the sale of securities as part of a portfolio restructuring plan. Net income for 1994 amounted to $28.0 million, or $2.17 per share on a fully diluted basis. Included in the 1994 results are $700,000 of expenses related to the Shoreline acquisition, a $5.0 million write-down of the First Constitution core deposit intangible asset and income tax benefits of $3.5 million related to a reduction of the deferred tax asset valuation allowance. Results for Bristol Savings Bank are included in the accompanying Consolidated Financial Statements only from the date of acquisition on March 3, 1994.


Net Interest Income. Net interest income before the provision for loan losses decreased $5.3 million in 1995 to $135.3 million from $140.6 million for 1994. The decrease was due primarily to the fact that the cost of interest-bearing liabilities increased faster than the yield on interest-earning assets, in part due to a shift of low cost deposits to longer term certificates of deposit.

Interest Income. Total interest income for 1995 amounted to $332.9 million, an increase of $39.7 million, or 13.6%, compared to $293.2 million in 1994. This increase in interest income was due primarily to an increase in the average volume of loans and mortgage-backed securities and to an increase in the average yield on all interest-earning assets which increased to 7.22% in 1995 from 6.81% in 1994.

Interest Expense. Interest expense for 1995 amounted to $197.6 million, an increase of $45.0 million, or 29.5%, compared to $152.6 million in 1994. The increase in interest expense of $45.0 million was due primarily to an increase in interest rates of $34.4 million and to an increase in the average volume of deposits and borrowings of $10.7 million.

Provision for Loan Losses. The provision for loan losses for 1995 was $5.7 million versus $5.6 million for 1994. The allowance for loan losses at December 31, 1995 amounted to $50.3 million and represented 96.08% of nonaccrual loans versus $55.4 million or 108.06% of nonaccrual loans at December 31, 1994.

Noninterest Income. Noninterest income for 1995 amounted to $27.9 million, compared to $17.5 million in 1994. Fees and service charges totaled $17.8 million in 1995, an increase of $3.2 million, or 21.5% from 1994 due primarily to a larger customer base. Gains on the sale of loans, mortgage loan servicing rights, securities and mortgage-backed securities amounted to $5.2 million in 1995 compared to losses of $1.1 million in 1994. The 1995 results include non-recurring income of $2.2 million, which represent gains on the sale of mortgage loan servicing rights and non-recurring losses on the sale of securities as part of a portfolio restructuring plan. Other noninterest income for 1995 amounted to $5.0 million, an increase of $1.0 million from 1994.


Noninterest Expenses. Noninterest expenses for 1995 amounted to $112.7 million compared to $113.3 million in 1994. The decrease of $600,000 was due primarily to increased salaries and employee benefits, offset by decreases in federal deposit insurance premiums and foreclosed properties expenses. Included in the 1995 results are expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million related to charges incurred in preparation for the Shawmut Transaction. Also included in the 1995 results were benefits from the reduction of the BIF deposit insurance premiums. The Federal Deposit Insurance Corporation determined that the BIF had met its required reserve ratio as of June 1, 1995 and lowered the BIF insurance premiums retroactively to that date. There was no reduction by the FDIC in the premium rates of the SAIF which had not met its required reserve level. At December 31, 1995, approximately 75% of the Bank's deposits were assessed premiums at the BIF rate and 25% at the SAIF rate. Deposits acquired in the Shawmut Transaction on February 16, 1996 were assessed at the lower BIF rates. The decrease in foreclosed property expenses was due to lower provisions for foreclosed property losses and lower foreclosed property expenses due to a decrease in the outstanding balance of foreclosed properties. Included in the 1994 results were $700,000 of expenses related to the Shoreline acquisition and a $5.0 million write-down of the First Constitution core deposit intangible asset. An evaluation of the core deposit intangible asset at December 31, 1995 was performed using a discounted cash flow analysis. This analysis revealed that there had not been any further impairment of this asset.

Income Taxes. Income tax expense for 1995 increased to $15.5 million from $11.2 million in 1994. Included in the 1995 and 1994 results were $2.3 million and $3.8 million, respectively, of benefits from the reduction of the deferred tax asset valuation allowance primarily related to Bristol Savings Bank.

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a banking institution are monetary in nature. As a result, interest rates have a more significant impact on a banking institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest-rate environment, the maturity structure of Webster's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT FINANCIAL ACCOUNTING STANDARDS
--------------------------------------------------------------------------------

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the method in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to shareholders. This statement requires that public business enterprises report quantitative and qualitative information about its reportable segments, including profit or loss, certain specific revenue and expense items and segment assets. This statement also requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the consolidated financial statements. This statement is effective for financial statements for periods beginning after December 15, 1997 and in the initial year of application, comparative information for earlier years is required.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of this statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. This statement is effective for fiscal years beginning after December 15, 1997 and reclassification of financial statements of earlier periods for comparative purposes is required.

In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. This statement is effective for financial statements issued for periods ending after December 15, 1997.

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share." This statement simplifies the standards for computing and presenting earnings per share previously found in APB Opinion No. 15 and makes them comparable to international standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. It is expected that the implementation of this statement will not have a material impact on the financial results of the Bank. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods.

In September 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which was amended by SFAS No. 127 in December 1996 to defer the effective date of certain provisions of SFAS No. 125 for one year. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control of the underlying assets or liabilities transferred. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. It is expected that the provisions of this statement will not have a material impact on the financial results of the corporation. This statement generally is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except as amended by SFAS No. 127, and is to be applied prospectively.

In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation." This statement encourages all companies to adopt a new fair value based method of accounting for stock compensation plans in place of the intrinsic value method prescribed by Accounting Principal Board Opinion No. 25 ("APB 25"). In adopting the fair value based method, companies record compensation cost related to activity within their stock-based compensation plans. Companies that choose to continue to account for stock-based compensation under the provisions of APB 25 are required to disclose the impact on net income and earnings per share as if they had adopted the fair value method (See Note 16). Webster has elected not to adopt the fair value method and will continue to account for stock options as prescribed under APB 25. This standard applies to financial statements for fiscal years beginning after December 31, 1994.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122") "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Under SFAS No. 65, mortgage servicing rights were required to be capitalized only if servicing was purchased but prohibited separate capitalization of mortgage servicing rights when acquired through loan portfolio sales with servicing rights retained. SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 122 requires that a mortgage banking entity assess its capitalized mortgage servicing rights for impairment and establish valuation allowances based on the fair value of those servicing rights, which include those servicing rights acquired prior to the adoption of SFAS No. 122. As allowed under the provisions of this statement, Webster elected early adoption of SFAS No. 122 on July 1, 1995. In September 1996 the FASB superseded SFAS No. 122 with the issuance of SFAS No. 125. See
Note 7.

In October 1994, the FASB issued SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement requires institutions to disclose the average fair value of derivative instruments as well as net gains and losses arising from trading revenues. Webster currently holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized in the statements of income as a gain or loss in the period for which the change occurred. Webster also holds various interest-rate financial instruments in the form of interest rate swaps, caps and floors as hedges against changes in interest rates. This statement applies to fiscal years ending after December 15, 1994. See Notes 3 and 11.


RECENT TAX LEGISLATION
--------------------------------------------------------------------------------

Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post 1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

                          WEBSTER FINANCIAL CORPORATION




CONSOLIDATED STATEMENTS OF CONDITION

(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                                 December 31,
Assets                                                                                        1996         1995
----------------------------------------------------------------------------------------------------------------
Cash and Due from Depository Institutions                                             $    105,226  $    69,469
Interest-bearing Deposits                                                                    4,536       49,668
Securities: (Note 3)
   Trading at Fair Value                                                                    59,331       45,775
   Available for Sale, at Fair Value                                                       983,699      841,854
   Held to Maturity, (Market Value: $528,473 in 1996; $621,428 in 1995)                    534,672      618,290
Loans Receivable, Net (Note 4)                                                           3,642,522    3,005,014
Segregated Assets, Net (Note 5)                                                             75,670      104,839
Accrued Interest Receivable                                                                 35,430       33,079
Premises and Equipment, Net (Note 6)                                                        58,711       49,528
Foreclosed Properties, Net (Note 13)                                                        13,214       21,066
Core Deposit Intangible (Note 2)                                                            46,442        7,565
Goodwill                                                                                     3,006        3,300
Prepaid Expenses and Other Assets (Note 7)                                                  44,751       33,955
----------------------------------------------------------------------------------------------------------------
     Total Assets                                                                     $  5,607,210  $ 4,883,402
----------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
----------------------------------------------------------------------------------------------------------------
Deposits (Note 8)                                                                     $  4,457,561  $ 3,797,712
Federal Home Loan Bank Advances (Note 9)                                                   559,880      498,926
Other Borrowings (Note 10)                                                                 166,127      170,014
Advance Payments by Borrowers for Taxes and Insurance                                       31,106       28,118
Accrued Expenses and Other Liabilities                                                      55,704       54,052
----------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                   5,270,378    4,548,822
----------------------------------------------------------------------------------------------------------------

Shareholders' Equity: (Notes 15 and 16)
----------------------------------------------------------------------------------------------------------------
   Cumulative  Convertible  Preferred Stock,  Series B, 98,084 shares issued and outstanding at December 31, 1996 and
     172,869 shares issued and outstanding at December 31, 1995                                  1            2
   Common Stock, $.01 par value:
     Authorized - 14,000,000 shares;
     Issued - 13,561,540 shares at December 31, 1996 and 13,428,758 shares in 1995             136          135
   Paid in Capital                                                                         186,451      197,788
   Retained Earnings                                                                       169,637      140,294
   Less Treasury Stock at cost, 575,274 shares at December 31, 1996 and
     424,024 shares at December 31, 1995                                                  (18,801)      (3,290)
   Less Employee Stock Ownership Plan Shares Purchased with Debt                           (2,574)      (3,207)
   Unrealized Gains on Securities, Net                                                       1,982       2,858
----------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                            336,832      334,580
----------------------------------------------------------------------------------------------------------------
   Commitments and Contingencies (Notes 4, 6, and 19)
     Total Liabilities and Shareholders' Equity                                       $  5,607,210  $ 4,883,402
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           See accompanying notes to consolidated financial statements

                          WEBSTER FINANCIAL CORPORATION



CONSOLIDATED STATEMENTS OF INCOME
                                                                                          Years Ended December 31,
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                                           1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------
Interest Income:

Loans and Segregated Assets                                                    $ 285,614        $  237,933        $ 212,747
Securities and Interest-bearing Deposits                                         100,844            94,989           80,417
----------------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                                       386,458           332,922          293,164
----------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on Deposits (Note 8)                                                    173,934           157,631          122,658
Interest on Borrowings                                                            43,487            39,960           29,894
----------------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                                      217,421           197,591          152,552
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                              169,037           135,331          140,612
Provision for Loan Losses (Note 4)                                                 9,788             5,726            5,609
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                              159,249           129,605          135,003
----------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
Fees and Service Charges                                                          22,242            17,775           14,625
Gain (Loss)on Sale of Loans and Loan Servicing, Net (Note 4)                         737             4,644              (16)
Gain (Loss) on Sale of Securities, Net (Note 3)                                    4,133               532           (1,050)
Other Noninterest Income                                                           5,067             4,951            3,908
---------------------------------------------------------------------------------------------------------------------------
     Total Noninterest Income                                                     32,179            27,902           17,467
----------------------------------------------------------------------------------------------------------------------------
Noninterest Expenses:
Salaries and Employee Benefits                                                    60,702            52,725           48,631
Occupancy Expense of Premises                                                     12,337             9,132            8,634
Furniture and Equipment Expenses                                                  11,176             8,255            7,722
Federal Deposit Insurance Premiums                                                 1,577             5,888            9,208
SAIF Assessment                                                                    4,730                 -                -
Foreclosed Property Expenses
   and Provisions, Net (Note 13)                                                   3,507             6,254           10,106
Core Deposit Intangible Amortization                                               5,338             1,444            2,082
Core Deposit Intangible Writedown                                                      -                 -            5,000
Marketing Expenses                                                                 5,900             4,829            3,607
Merger and Acquisition Expenses (Note 17)                                            500             4,271              700
Name Change and Subsidiary Merger Expense                                              -             2,100                -
Other Operating Expenses                                                          24,788            17,838           17,609
---------------------------------------------------------------------------------------------------------------------------
     Total Noninterest Expenses                                                  130,555           112,736          113,299
----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                        60,873            44,771           39,171
Income Taxes (Note 14)                                                            22,372            15,450           11,211
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                        38,501            29,321           27,960
Preferred Stock Dividends                                                          1,149             1,296            1,716
----------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                                    $  37,352        $   28,025        $  26,244
----------------------------------------------------------------------------------------------------------------------------
Net Income Per Common Share:
     Primary                                                                   $    2.77        $     2.30        $    2.28
     Fully Diluted                                                                  2.66              2.22             2.17


--------------------------------------------------------------------------------
           See accompanying notes to consolidated financial statements

                          WEBSTER FINANCIAL CORPORATION



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)                                                       Employee
                                                                               Stock     Stock       Unrealized
                                                                             Ownership  Ownership      Gains
                                                                            Plan Shares Plan Shares  (Losses) On
                              Preferred    Common    Paid-In     Retained     Treasury  Purchased    Securities,
                                 Stock      Stock    Capital     Earnings      Stock    With Debt        Net         Total
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993     $     3     $  106   $134,858    $ 103,911   $  (3,816)   $(1,952)   $  2,041      $ 235,151
Net Income for 1994                  -          -          -       27,960           -          -           -         27,960
Dividends Paid:
   $.48 Per Common Share             -          -          -       (3,053)          -          -           -         (3,053)
Cash Dividends Declared by
   Pooled Companies prior
   to mergers                        -          -          -       (1,756)          -          -           -         (1,756)
Dividends Paid or Accrued:
  Preferred Series B                 -          -          -       (1,716)          -          -           -         (1,716)
Dividends On:
  Unallocated ESOP Shares            -          -          -           52           -          -           -             52
Reduction of Debt Related
   to ESOP Shares                    -          -          -            -           -        352           -             352
Purchase of Additional
   ESOP Shares                       -          -          -            -           -     (2,075)          -          (2,075)
Stock Dividends Declared by
   Pooled Companies Prior
   to Mergers                                                         (69)           -         -           -             (69)
Exercise of Stock Options            -          2      2,403            -          124         -           -           2,529
Net Proceeds from Sale of
   Common Stock                      -         11     21,912            -            -         -           -          21,923
Conversion of Preferred
   Series B to Common Stock         (1)         5         (4)           -            -         -           -               -
Pooling Adjustments, Net             -          -       (918)           -            -         -          11            (907)
Net Unrealized Loss on
   Securities Available for
   Sale, Net of Taxes                -          -          -            -            -         -     (13,987)        (13,987)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994     $     2     $  124   $158,251    $ 125,329    $  (3,692)  $(3,675)  $ (11,935)      $ 264,404
-------------------------------------------------------------------------------------------------------------------------------
Net Income for 1995                  -          -          -       29,321            -         -           -          29,321
Dividends Paid:
   $.64 Per Common Share             -          -          -       (4,382)           -         -           -          (4,382)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          -         -        (1,718)           -         -           -          (1,718)
Dividends Paid or Accrued:
  Preferred Series B                 -          -         -        (1,296)           -         -           -          (1,296)
Allocation of ESOP Shares            -          -        (3)            -            -       468           -             465
Fractional Shares Paid               -          -       (13)            -            -         -           -             (13)
Exercise of Stock Options            -          -      1,331            -          402         -           -           1,733
Proceeds from Sale
   of Common Stock                   -         12     32,100            -            -         -           -          32,112
Stock Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          -      6,950       (6,960)           -         -           -             (10)
Other, net                           -         (1)         1            -            -         -           -               -
Pooling Adjustments, Net             -          -       (829)           -            -         -         (37)           (866)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                -          -          -            -            -         -      14,830          14,830
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995     $     2     $  135   $197,788    $ 140,294    $  (3,290)  $(3,207)   $  2,858       $ 334,580
-------------------------------------------------------------------------------------------------------------------------------



Net Income for 1996                  -          -          -       38,501            -         -           -          38,501
Dividends Paid:
   $.68 Per Common Share             -          -          -       (5,546)           -         -           -          (5,546)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          -          -       (2,463)           -         -           -          (2,463)
Dividends Paid or Accrued:
  Preferred Series B                 -          -          -       (1,149)           -         -           -          (1,149)
Allocation of ESOP Shares            -          -         94            -            -       633           -             727
Exercise of Stock Options            -          1        614            -        3,351         -           -           3,966
Conversion of Preferred
   Series B to Common Stock         (1)         -     (8,724)           -        8,725         -           -               -
Common Stock Repurchased             -          -          -            -      (27,611)        -           -         (27,611)
Other, Net                           -          -       (105)           -           24         -           -             (81)
Pooling Adjustments, Net             -          -     (3,216)           -            -         -      (1,365)         (4,581)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                -          -          -            -            -         -         489             489
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996     $     1     $  136    186,451    $ 169,637    $ (18,801)  $(2,574)   $  1,982       $ 336,832
-------------------------------------------------------------------------------------------------------------------------------

           See accompanying notes to consolidated financial statements

                          WEBSTER FINANCIAL CORPORATION


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Years Ended December 31,
(DOLLARS IN THOUSANDS)                                                              1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                                   $    38,501        $   29,321      $   27,960
Adjustments to Reconcile Net Income to Net
   Cash Provided (Used) by Operating Activities:
     Provision for Loan Losses                                                     9,788             5,726           5,609
     Provision for Foreclosed Property Losses                                      1,866             3,532           5,317
     Provision for Depreciation and Amortization                                   8,598             6,097           5,616
     Amortization of Securities Premiums, Net                                      4,729             1,547           1,654
     Amortization and Write-down of Core Deposit Intangible                        5,338             1,444           7,083
     Amortization of Mortgage Servicing Rights                                       491               715             712
     (Gains) Losses on Sale of Foreclosed Properties                              (1,354)             (735)            517
     (Gains) Losses on Sale of Loans and Securities                               (4,019)           (4,697)            991
     (Gains) Losses on Sale of Trading Securities                                   (851)             (479)             75
     Decrease (Increase) in Trading Securities                                     7,587           (14,211)         24,775
     Loans Originated for Sale                                                   (70,955)         (105,720)       (311,206)
     Sale of Loans, Originated for Sale                                           84,838           147,154         231,491
     Decrease (Increase) in Interest Receivable                                      316            (3,792)         (1,594)
     (Decrease) Increase in Interest Payable                                        (747)              976           3,888
     (Decrease) Increase in Accrued Expenses and Other Liabilities, Net          (17,610)            6,044         (44,316)
     (Increase) Decrease in Prepaid Expenses and Other Assets                    (10,651)              543           1,067
---------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Operating Activities                           55,865            73,465         (40,361)
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Purchases of Securities, Available for Sale                                     (602,853)         (298,409)       (184,345)
Purchases of Securities, Held to Maturity                                       (100,426)         (317,786)       (206,431)
Maturities of Securities                                                         153,489           115,775         118,601
Proceeds from Sales of Securities, Available for Sale                            292,594           216,774          87,916
Net Decrease in Interest-bearing Deposits                                         45,132            19,026          21,221
Purchase of Loans                                                                (77,440)          (99,235)        (59,119)
Net Increase in Loans                                                            (10,530)          (15,420)       (167,785)
Proceeds from Sale of Foreclosed Properties                                       21,017            16,269          28,021
Net Decrease in Segregated Assets                                                 29,169            28,941          39,902
Principal Collected on Mortgage-Backed Securities                                191,064           118,174         166,503
Purchase of Premises and Equipment, Net                                          (11,454)           (9,608)         (8,751)
Net Cash and Cash Equivalents Received from Bank Acquisition                     113,551                --          15,490
----------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Investing Activities                           43,313          (225,499)       (148,777)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Net (Decrease) Increase in Deposits                                              (91,400)           16,319          70,561
Net Proceeds from Sale of Common Stock                                                --            32,112          21,923
Repayment of FHL Bank Advances                                                (1,676,469)       (1,122,986)     (1,212,048)
Proceeds from FHL Bank Advances                                                1,737,423         1,106,618       1,344,242
Repayment of Other Borrowings                                                 (1,439,207)          (61,193)         (1,450)
Proceeds from Other Borrowings                                                 1,436,048           188,077              --
Cash Dividends to Common and Preferred Shareholders                               (9,158)           (7,396)         (6,473)
Net Increase in Advance Payments for Taxes and Insurance                           2,987               249          (7,145)
Exercise of Stock Options                                                          3,966             1,733           2,529
Common Stock Repurchased                                                         (27,611)               --              --
----------------------------------------------------------------------------------------------------------------------------
       Net Cash (Used) Provided by Financing Activities                          (63,421)          153,533         212,139
----------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                             35,757             1,499          23,001
Cash and Cash Equivalents at Beginning of Period                                  69,469            67,970          44,969
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                   $   105,226        $   69,469      $   67,970
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements



                                                                                        Years Ended December 31,
                                                                                    1996              1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures:
Income Taxes Paid                                                          $      24,749        $   14,401       $   14,580
Interest Paid                                                                    215,097           196,873          156,469
Supplemental Schedule of Noncash Investing and Financing Activities:
Transfer of Loans to Foreclosed Properties                                        19,788            20,162           50,052
Transfer of Securities from Held to Maturity to Available for Sale                    --           340,613               --
Securitization of Residential Real Estate Loans                                       --                --          137,458




Assets acquired and liabilities assumed in 1996 purchase business combinations were as follows:


--------------------------------------------------------------------------------
                                                                      Year Ended
                                                               December 31, 1996
--------------------------------------------------------------------------------
Assets Acquired:
   Loans                                                              $ 586,235
   Premises and Equipment                                                 6,327
   Other Assets                                                           3,059
--------------------------------------------------------------------------------
     Total Assets Acquired                                              595,621
--------------------------------------------------------------------------------
Liabilities Assumed:
   Deposits                                                             846,412
   Less Deposits Exchanged                                              (95,163)
--------------------------------------------------------------------------------
   Net Deposits Assumed                                                 751,249
   Other Liabilities                                                        922
--------------------------------------------------------------------------------
     Total Liabilities Assumed                                          752,171
--------------------------------------------------------------------------------
   Net Liabilities Assumed                                              156,550
   Net Premium Paid for Deposits                                        (42,999)
--------------------------------------------------------------------------------
   Net Cash and Cash Equivalents Received
    from Bank Acquisition                                              $113,551
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

a) Business
Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank, (the "Bank") delivers financial services to individuals, families and businesses throughout Connecticut. Webster Bank is organized along four business lines - consumer, business, mortgage banking, and trust and investment services, each supported by centralized administration and operations. The Corporation has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise in Connecticut. Webster Bank was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986.

b) Basis of Financial Statement Presentation
The consolidated financial statements include the accounts of Webster and the Bank. The consolidated financial statements and notes hereto have been retroactively restated to include the accounts of People's Savings Financial Corp. acquired on July 31, 1997, DS Bancor Inc. ("Derby") acquired on January 31, 1997, Shelton Bancorp Inc. ("Shelton") acquired on November 1, 1995 and Shoreline Bank and Trust Company ("Shoreline") acquired on December 16, 1994 as if the mergers had occurred at the beginning of the period of the earliest date presented (See Note 2). The financial statements have been prepared in conformity with generally accepted accounting principles and all significant intercompany transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near term changes include the determination of the allowance for loan losses, the valuation allowance of the deferred tax asset and the valuation of foreclosed property.

c) Allowance for Loan Losses
An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses. Effective January 1, 1995, Webster adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No.
118. Under this standard, commercial and commercial real estate loans are considered impaired when it is probable that Webster will not collect all amounts due in accordance with the contractual terms of the loan. Certain loans are exempt from the provisions of SFAS No. 114, including large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as consumer and residential mortgage loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Webster's allowance for loan losses. Such agencies may require Webster to recognize additions to the allowance for loan losses based on judgments different from those of management.

d) Foreclosed Properties
Foreclosed properties consists of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed properties are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in value. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the statements of income when realized.

e) Loans
Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received. Loan origination fees, net of certain direct origination costs and premiums and discounts on loans purchased, are recognized in interest income over the lives of the loans using a method approximating the interest method. Loans held for sale are carried at the lower of cost or market value in aggregate. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to income.

f) Securities
Securities are classified into one of three categories. Securities with fixed maturities that management has the intent and ability to hold to maturity are classified as Held to Maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated terms of the securities utilizing a method which approximates the level yield method. Securities that management intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as Available for Sale. All Equity Securities are classified as Available for Sale. Securities Available for Sale are carried at fair value with unrealized gains and losses recorded as adjustments to shareholders' equity on a tax effected basis. Securities classified as Trading Securities are carried at fair value with unrealized gains and losses included in earnings. Gains and losses on the sales of securities are recorded using the specific identification method.

Mortgage-backed securities include collateralized mortgage obligations ("CMOs") which are either U.S. government agency securities or are rated in at least the top two ratings categories by at least one of the major rating agencies at the time of purchase. One of the risks inherent when investing in CMOs and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which could effect earnings.

g) Interest-rate Instruments
Webster utilizes as part of its asset/liability management strategy various interest rate contracts including short futures positions, interest rate swaps, interest rate caps and interest rate floors. Webster holds short futures positions to minimize the price volatility of certain adjustable rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the consolidated statement of income in the period for which the change occurred.

Interest rate caps, interest rate floors and interest rate swaps are entered into as hedges against future interest rate fluctuations. Webster does not trade in speculative interest rate contracts. Those agreements meeting the criteria for hedge accounting treatment are designated as hedges and are accounted for as such. If a contract is terminated, any unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related asset or liability over the remainder of the period that was being hedged. If the linked asset or liability is disposed of prior to the end of the period being managed, the related interest rate contract is marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related asset or liability. Interest income or expense associated with interest rate caps and swaps is recorded as a component of net interest income. Interest rate instruments that hedge available for sale assets are marked to fair value monthly with adjustments to shareholders' equity on a tax effected basis.

h) Interest-bearing Deposits
Interest-bearing Deposits consist primarily of deposits in the Federal Home Loan Bank of Boston or other short-term overnight investments. These deposits are carried at cost which approximates market value.

i) Premises and Equipment
Depreciation of premises and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

j) Segregated Assets
Segregated Assets represent commercial, commercial real estate and multi-family loans acquired in the October 1992 First Constitution acquisition. In addition, Segregated Assets contain foreclosed properties that have been so classified subsequent to the acquisition date. These assets are subject to a loss-sharing arrangement with the FDIC as discussed in Notes 2 and 5.

Interest on Segregated Assets is credited to income earned on loans and segregated assets based on the rate applied to principal amounts outstanding. Interest which is more than 90 days contractually past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.

k) Core Deposit Intangible
The excess of the purchase price over the fair value of the tangible net assets acquired in acquisitions accounted for using the purchase accounting method has been allocated to deposits. The deposit intangible is being amortized on a straight-line basis over a period of ten years from the acquisition date. On a periodic basis, management assesses the recoverability of the deposit intangible. Such assessments encompass a projection of future earnings from the deposit base as compared to original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangible indicates that it is impaired, a charge to income for the most recent period is recorded for the amount of such impairment.

l) Goodwill
The excess cost over net assets acquired from the acquisition of New Meriden Trust Co. is being amortized on a straight-line basis over 10 years. New Meriden Trust Company was purchased from the Federal Deposit Insurance Corp by People's in 1994. On a periodic basis, the Corporation reviews goodwill for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

m) Income Taxes
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

n) Employee Benefit Plans
The Bank has a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles and are funded in accordance with the requirements of the Employee Retirement Income Security Act (ERISA). The Bank also accrues costs related to postretirement benefits.

o) Net Income Per Share
Primary net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock and common stock equivalents outstanding, when dilutive. The common stock equivalents consist of common stock options and warrants. Fully diluted net income per share is calculated by dividing adjusted net income by the weighted-average fully diluted common shares, including the effect of common stock equivalents and the hypothetical conversion into common stock of the Series B cumulative convertible preferred stock. The weighted-average number of shares used in the computation of primary earnings per share for the years ended December 31, 1996, 1995 and 1994 were 13,485,488, 12,187,218 and 11,531,144, respectively, and for fully diluted earnings per share were 14,459,953, 13,204,489, and 12,876,982 for the same periods, respectively.

p) Stock Compensation
Statement of Financial Accounting Standard No. 123 encourages all companies to adopt a new fair value based method of accounting for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its stock option plans using the accounting method prescribed by Accounting Principal Board Opinion No. 25 ("APB No. 25") "Accounting for Stock Issued to Employees." Entities electing to maintain accounting standards under APB No. 25 must make pro forma disclosures for net income and earnings per share as if the fair value based method of accounting had been applied. See Note 16.

q) Statements of Cash Flows
For purposes of the Statements of Cash Flows, Webster considers cash on hand and in banks to be cash equivalents.

r) Loan Sales and Servicing Sales
Gains or  losses on sales of loans are  recognized  at the time of the sale.  On
July 1, 1995, Webster elected early adoption of Statement of Financial Accounting Standard No. 122 ("SFAS No. 122") "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Fair values are estimated considering loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation and measurement, Webster stratifies mortgage servicing rights based on predominate risk characteristics of the underlying loans, including loan type and amortization type (fixed or adjustable). To the extent that the carrying value of mortgage servicing rights exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted for changes in fair value. The cost basis of mortgage servicing rights is amortized into noninterest income over the estimated period of servicing revenue. See Note 4.

When loans sold have an average contractual interest rate, adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. Any resulting net premium is amortized over the same estimated life using a method approximating the interest method. The aggregate of unamortized excess servicing rights arising from gains on loan sales is included in the accompanying Consolidated Statements of Condition as a component of Prepaid Expenses and Other Assets and is periodically reviewed and adjusted for changed circumstances.

s) Reclassifications
Certain  financial   statement   balances  as  previously   reported  have  been
reclassified  to  conform  to  the  1996   Consolidated   Financial   Statements
presentation.

NOTE 2: BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

Transactions Consummated in 1997

On July 31, 1997, Webster acquired People's Savings Financial Corp. ("Peoples") and its subsidiary, People's Savings Bank and Trust, a $482 million savings bank in New Britain, Connecticut. In connection with the merger with Peoples, Webster issued 1,575,996 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, each outstanding share of People's common stock was converted into .85 shares of Webster common stock. This acquisition was accounted for as a pooling of interests and as such the Consolidated Financial Statements include People's financial data as if People's had been combined at the beginning of the earliest period presented.

On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, CT with $300 million in trust assets, in a tax free stock-for-stock exchange. Under the terms of the agreement, Webster issued 83,385 shares of Webster common stock for all 173,000 outstanding shares of Sachem Trust. This acquitision was accounted for as a purchase.

On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, a $1.2 billion savings bank in Derby, Connecticut. In connection with the merger with Derby, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock. This acquisition was accounted for as a pooling of interests and as such the Consolidated Financial Statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

POOLING OF INTERESTS TRANSACTIONS
--------------------------------------------------------------------------------

On November 1, 1995, Webster merged with Shelton, with $295 million in assets, based in Shelton, Connecticut. In connection with the acquisition, Webster issued 1,292,549 shares of its common stock for all of the outstanding shares of Shelton common stock, based on an exchange ratio of .92 shares of Webster common stock for each of Shelton's outstanding shares of common stock. On December 16, 1994, Webster acquired Shoreline, with $51 million in assets, based in Madison, Connecticut. In connection with the acquisition of Shoreline, Webster issued 266,500 shares of its common stock for all of the outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock. Both acquisitions were accounted for as a pooling of interests and as such the consolidated financial statements include financial data as if both Shelton and Shoreline had been combined as of the beginning of the earliest period presented.

PURCHASE TRANSACTIONS
--------------------------------------------------------------------------------

The Shawmut Transaction
On February 16, 1996, Webster Bank acquired 20 branches in the Hartford market from Shawmut Bank Connecticut National Association, as part of a divestiture in connection with the merger of Shawmut and Fleet Bank (the "Shawmut Transaction"). In the branch purchase, Webster Bank acquired approximately $845 million in deposits, and $586 million in loans. As a result of this transaction, Webster recorded $44.2 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 1,249,600 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction was accounted for as a purchase, and results of operations related to the transaction from February 16, 1996 to December 31, 1996 are included in the accompanying Consolidated Financial Statements.

Bristol Savings Bank Acquisition
On March 3, 1994, Bristol Savings Bank ("Bristol") converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly-owned subsidiary of Webster. Bristol had 5 banking offices in Hartford County. In connection with the conversion, Webster completed the sale of 1,150,000 shares of its common stock in related subscription and public offerings. The Bristol acquisition was accounted for as a purchase, and results of operations relating to Bristol from March 3, 1994 to December 31, 1996 are included in the accompanying Consolidated Financial Statements. Negative goodwill of $2.3 million represented the net effect of all purchase accounting adjustments and is recorded as a reduction of premises and equipment and is being amortized over a 10 year period. Bristol was merged with Webster Bank in 1995.

FDIC Assisted Acquisitions
Webster significantly expanded its retail banking operations through assisted acquisitions of First Constitution Bank ("First Constitution") in October 1992 and Suffield Bank ("Suffield") in September 1991 from the Federal Deposit Insurance Corporation ("FDIC"). These acquisitions, which were accounted for as purchases, involved financial assistance from the FDIC and extended Webster's retail banking operations into new market areas by adding 21 branch offices, $1.5 billion in retail deposits and approximately 150,000 customer accounts. See
Note 5 to the Consolidated Financial Statements for additional information concerning the terms of these assisted acquisitions.

NOTE 3: SECURITIES
--------------------------------------------------------------------------------

A summary of securities follows:


                                                                     December 31,
                                                1996                                            1995
----------------------------------------------------------------------------------------------------------------------------
                               Amortized        Unrealized        Estimated        Amortized     Unrealized     Estimated
                               Cost            Gains   Losses     Fair Value        Cost      Gains     Losses  Fair  Value
----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Trading Securities
Mortgage-Backed Securities      $59,331         $--       $--       $59,331        $44,604     $ --     $ --      $44,604
Equity Securities                    --          --        --            --          1,171       --       --        1,171
---------------------------------------------------------------------------------------------------------------------------
                                 59,331          --        --        59,331         45,775       --       --       45,775
---------------------------------------------------------------------------------------------------------------------------
Available for Sale Portfolio:
U.S. Treasury Notes               2,508          40       (4)         2,544          1,000       --       --        1,000
U.S. Government Agency           78,105         277     (381)        78,001         65,704      268    (491)       65,481
State of Connecticut Bonds           --          --       --             --          1,250        1       --        1,251
Corporate Bonds and Notes        10,299          13       (7)        10,305         38,050       98     (19)       38,129
Equity Securities                96,078       4,419     (144)       100,353        114,787    3,466    (787)      117,466
Mortgage-Backed Securities      786,723       8,559   (6,822)       788,460        613,214    9,156  (4,659)      617,711
Unamortized Hedge                 5,460           -   (1,424)         4,036            816       --       --          816
-------------------------------------------------------------------------------------------------------------------------
                                979,173      13,308   (8,782)       983,699        834,821   12,989  (5,956)      841,854
-------------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
U.S. Treasury Notes                 944          12       --            956         11,839      185      (2)       12,022
U.S. Government Agency           39,453         948     (340)        40,061         51,865    1,530     (25)       53,370
Corporate Bonds and Notes         1,577           6       (8)         1,575          2,885       26      (7)        2,904
Money Market Preferred Stock      8,000          --       --          8,000          5,000       --       --        5,000
Mortgage-Backed Securities      484,698       2,110   (8,927)       477,881        546,701    4,941  (3,510)      548,132
-------------------------------------------------------------------------------------------------------------------------
                                534,672       3,076   (9,275)       528,473        618,290    6,682  (3,544)      621,428
-------------------------------------------------------------------------------------------------------------------------
                             $1,573,176     $16,384 $(18,057)    $1,571,503     $1,498,886  $19,671 $(9,500)   $1,509,057
---------------------------------------------------------------------------------------------------------------------------

A summary of realized gains and losses follows:



                                                                  Years Ended December 31,
                                           1996                              1995                          1994
                  -------------------------------------------    ---------------------------    -----------------------------

(IN THOUSANDS)                    Gains     Losses       Net      Gains    Losses        Net     Gains     Losses      Net
-----------------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed Securities    $   2,962 $   (2,712)  $   250   $  1,901 $   (194)    $ 1,707  $  2,086  $ (3,247) $ (1,161)
U.S. Treasury Notes                   -          -         -         18       (5)         13         9       (61)      (52)
U.S. Government Agencies              -          -         -          3        -           3         -         -         -
Futures and Options Contracts    10,704    (10,434)      270      3,517   (5,333)     (1,816)    5,127    (3,826)    1,301
Equity Securities                   366        (35)      331        708     (123)        585       673      (984)     (311)
-----------------------------------------------------------------------------------------------------------------------------
                                 14,032    (13,181)      851      6,147   (5,655)        492     7,895    (8,118)     (223)
-----------------------------------------------------------------------------------------------------------------------------
Available for Sale:
Mortgage-Backed Securities        1,211       (590)      621      1,127     (891)        236         -         -         -
U.S. Treasury Notes                   -         (7)       (7)       363        -         363         -         -         -
U.S. Government Agencies             11        (28)      (17)         -   (1,886)     (1,886)       28      (707)     (679)
Corporate Debt                        -          -         -         37     (555)       (518)      533       (13)      520
Mutual Funds                        227       (174)       53          3     (199)       (196)       72    (1,681)   (1,609)
Other Equity Securities           2,773       (197)    2,576      2,042       (1)      2,041     1,023       (82)      941
Other                                56          -        56          -        -           -         -         -         -
-----------------------------------------------------------------------------------------------------------------------------
                                  4,278       (996)    3,282      3,572   (3,532)         40     1,656    (2,483)     (827)
-----------------------------------------------------------------------------------------------------------------------------
     Total                      $18,310   $(14,177) $  4,133    $ 9,719 $ (9,187)    $   532  $  9,551  $(10,601) $ (1,050)
------------------------------------------------------------------------------------------------------------------------------


There were no sales of securities from the held to maturity portfolio for the years ended December 31, 1996 and 1995 and 1994. During the 1995 fourth quarter, the Bank elected, under guidelines issued by the Financial Accounting Standards Board, to transfer certain securities from the held to maturity to the available for sale portfolio. These securities had an approximate book value of $340.6 million and fair market value of $339.2 million. Under this one-time provision, the Bank was able to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair market value. The Bank reclassified certain securities to allow greater flexibility in managing interest-rate risk and to enhance its ability to react to changes in market conditions.

Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. At December 31, 1996, Webster held 298 short positions in Eurodollar futures contracts ($298.0 million notional amount) and 410 short positions in 5 and 10 year Treasury note futures ($41.0 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in gains (losses) on sale of securities, net in the Consolidated Statements of Income.

The following table sets forth the contractual maturities of the Bank's securities and mortgage-backed securities at December 31, 1996 and the weighted average yields of such securities.

                                                                  Due After One,          Due After
                                               Due Within         But Within              Five, But             Due
                                               One Year           Five Years        Within 10 Years       After 10 Years
--------------------------------------------------------------------------------------------------------------------------
                                                 Weighted             Weighted             Weighted             Weighted
                                                  Average              Average              Average              Average
(Dollars in thousands)                  Amount      Yield    Amount      Yield    Amount      Yield    Amount      Yield
--------------------------------------------------------------------------------------------------------------------------
Trading Portfolio:
    Mortgaged  Backed Securities (b)   $27,849      7.32%         --        --        --         --     $31,482    6.45%
--------------------------------------------------------------------------------------------------------------------------
                                        27,849      7.32          --        --        --         --      31,482    6.45
--------------------------------------------------------------------------------------------------------------------------

Available For Sale Portfolio:
    U.S. Treasury Notes                     --        --       2,544      7.01        --         --          --      --
    U.S. Government Agency                  --        --      65,424      6.24     4,940       6.81       7,637    7.72
    Corporate Bonds and Notes            1,999      5.00       5,817      6.56     2,489       6.08          --      --
    Equity Securities                  100,353      6.29          --        --        --         --          --      --
    Mortgaged-Backed Securities (b)         --        --      43,576      5.76    28,557       6.56     716,327    6.82
    Unamortized Hedge                       --        --       4,036        --        --         --          --      --
--------------------------------------------------------------------------------------------------------------------------
                                       102,352      6.27     121,397      5.89    35,986       6.56     723,964    6.83
--------------------------------------------------------------------------------------------------------------------------

Held to Maturity Portfolio:
    U.S. Treasury Notes                    944      3.38          --        --        --         --          --      --
    U.S. Government Agencies             7,867      8.95      31,087      5.68       499       6.40          --      --
    Corporate Bonds and Notes              301      7.39       1,176      5.87        --         --         100    7.98
    Money Market Preferred Stock         8,000      4.02          --        --        --         --          --      --
    Mortgage-Backed Securities (b)      14,061      6.39      67,428      5.82     2,075       7.96     401,134    7.31
--------------------------------------------------------------------------------------------------------------------------
                                        31,173      6.35      99,691      5.78     2,574       7.66     401,234    7.31
--------------------------------------------------------------------------------------------------------------------------
Totals                                $161,374      6.46%   $221,088      5.84%  $38,560       6.63% $1,156,680    6.99%
--------------------------------------------------------------------------------------------------------------------------

                                          Total
---------------------------------------------------------
                                                Weighted
                                                 Average
(Dollars in thousands)                 Amount      Yield
--------------------------------------------------------
Trading Portfolio:
    Mortgaged  Backed Securities (b)   59,331    6.86%
---------------------------------------------------------
                                       59,331    6.86
---------------------------------------------------------

Available For Sale Portfolio:
    U.S. Treasury Notes                 2,544    7.01
    U.S. Government Agency             78,001    6.42
    Corporate Bonds and Notes          10,305    6.14
    Equity Securities                 100,353    6.29
    Mortgaged-Backed Securities (b)   788,460    6.75
    Unamortized Hedge                   4,036      --
--------------------------------------------------------
                                      983,699    6.65
--------------------------------------------------------

Held to Maturity Portfolio:
    U.S. Treasury Notes                   944    3.38
    U.S. Government Agencies           39,453    6.34
    Corporate Bonds and Notes           1,577    6.29
    Money Market Preferred Stock        8,000    4.02
    Mortgage-Backed Securities (b)    484,698    7.08
--------------------------------------------------------
                                      534,672    6.97
--------------------------------------------------------
Totals                             $1,577,702    6.76%
--------------------------------------------------------

(a)  Adjusted to a fully taxable equivalent basis.

(b) Although the stated final maturity of these obligations are long-term, the weighted average life generally is much shorter due to prepayments of principal.

NOTE 4: LOANS RECEIVABLE, NET
--------------------------------------------------------------------------------

A summary of loans receivable, net follows:


                                                                                                    December 31,
-----------------------------------------------------------------------------------------------------------------------------

(IN THOUSANDS)                                                                       1996                         1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                              Amount           %        Amount           %
                                                                              ------          --        ------          --
Loans Secured by Mortgages on Real Estate:
   Conventional, VA and FHA                                                 2,689,005        73.8    $2,392,464         79.6
   Conventional, VA and FHA Loans Held for Sale                                 5,075         0.1         5,834          0.2
   Residential Participation                                                   16,394         0.5        10,969          0.4
   Residential Construction                                                    94,596         2.6        63,168          2.1
   Commercial Construction                                                     23,383         0.6        15,049          0.5
   Other Commercial                                                           258,456         7.1       184,251          6.1
-----------------------------------------------------------------------------------------------------------------------------
                                                                            3,086,909        84.7     2,671,735         88.9
Consumer Loans:
   Home Equity Credit Lines                                                   284,348         7.8       227,320          7.6
   Other Consumer Loans                                                       124,188         3.4       100,875          3.4
   Credit Cards                                                                14,893         0.4         1,346          0.0
-----------------------------------------------------------------------------------------------------------------------------
                                                                              423,429        11.6       329,541         11.0

Commercial Non-Mortgage Loans                                                 195,643         5.4        69,176          2.3
-----------------------------------------------------------------------------------------------------------------------------
   Gross Loans Receivable                                                   3,705,981       101.7     3,070,452        102.2
Less:
   Loans in Process                                                            35,924         1.0        24,393          0.8
   Allowance for Losses on Loans                                               43,185         1.2        50,281          1.7
   Premiums on Loans Purchased, Deferred Loan Fees and Unearned
      Discounts, Net                                                          (15,650)       (0.5)       (9,236)        (0.3)
-----------------------------------------------------------------------------------------------------------------------------
       Loans Receivable, Net                                               $3,642,522       100.0%   $3,005,014        100.0%
-----------------------------------------------------------------------------------------------------------------------------

Included above at December 31, 1996 and 1995 are $395.7 million and $466.9 million, respectively, of residential and consumer loans acquired from the FDIC in the First Constitution acquisition ("Reserve Assets"). In 1992, the Bank established $46.5 million in allowances for loan losses and allowances for loans held for sale through purchase accounting adjustments to cover its portion of losses on the Reserve Assets. For four years after the acquisition date, the FDIC was required to reimburse the Bank quarterly, in an aggregate amount up to $20 million, for 80% of all net charge-offs on the Reserve Assets and the Bank's share of net charge-offs and expenses associated with Segregated Assets ("Webster Bank's Shared Losses"), if such charge-offs on the Reserve Assets and Webster Bank's portion of the Shared Losses collectively exceed $52 million. Cumulative net charge-offs on Reserve Assets and the Bank's share of net charge-offs and expenses associated with Segregated Assets from acquisition date through 1996 totaled $38.0 million. The reporting period for contingent reserve assets expired at December 31, 1996 and the losses recognized by the Bank on these assets were less than those required for the FDIC to make additional payments to the Bank. See Note 5 for a discussion on Segregated Assets.

Webster adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" on January 1, 1995 as amended by SFAS No. 118, with no impact on its results of operations. At December 31, 1996, Webster had $26.3 million of impaired loans, of which $1.5 million was measured based upon the fair value of the underlying collateral and $24.8 million was measured based upon the expected future cash flows of the impaired loans. In 1996 and 1995, the average balance of impaired loans was $26.3 million and $27.6 million, respectively. The allowance for losses on impaired loans was established as a result of an allocation from the allowance for losses on loans.

Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, Webster records interest income on a cash basis or applies the total payment to principal based on an individual assessment of each loan. Cash basis interest income recognized on impaired loans for the twelve months ended December 31, 1996 and 1995 amounted to $120,746 and $50,362, respectively.

A detail of the changes in the allowances for loan losses for the three years follows:


                                                                               December 31,
                                                                      1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                   Impaired        Total
(IN THOUSANDS)                                          Loans         Loans      Allowance            1995             1994
-------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                      $   46,523       $3,758     $   50,281        $   55,366        $  54,370
Provisions Charged to Operations                         9,655          133          9,788             5,726            5,609
Acquired Allowance for Purchased Loans                   5,000            -          5,000                             12,444
Allocation to General Allowance                              4           (4)             -                 -                -
Charge-offs                                            (23,500)      (1,365)       (24,865)          (13,999)         (20,358)
Recoveries                                               2,978            3          2,981             3,188            3,301
-------------------------------------------------------------------------------------------------------------------------------
  Balance at End of Period                          $   40,660     $  2,525     $   43,185        $   50,281      $    55,366
-------------------------------------------------------------------------------------------------------------------------------

Webster is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments included commitments to extend credit and commitments to sell residential first mortgage loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized on the balance sheet.

The estimated fair value of commitments to extend credit is considered insignificant at December 31, 1996 and 1995. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, credit card lines and unused home equity credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit generally vary with the prime rate.

At December 31, 1996 and 1995 residential mortgage commitments outstanding totaled $51.9 million and $52.1 million, respectively. Residential commitments outstanding at December 31, 1996 consist of adjustable and fixed-rate mortgages of $29.2 million and $22.7 million respectively, at rates ranging from 5.9% to 13.6%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1996 and 1995, there were unused portions of home equity credit lines extended by Webster of $257.9 million and $228.5 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit and outstanding commercial new loan commitments totaled $104.5 million and $51.8 million at December 31, 1996 and 1995, respectively. Additionally, unused credit card lines were $36.5 million and $3.4 million at December 31, 1996 and 1995, respectively. There were no credit card lines outstanding at December 31, 1994.

Webster uses forward commitments to sell residential first mortgage loans which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 1996 and 1995, Webster had forward commitments to sell loans totaling $4.8 million and $3.8 million, respectively, at rates between 5.75% and 9.0% and 5.5% and 8.0%, respectively. The estimated fair value of commitments to sell loans is considered insignificant at December 31, 1996 and 1995.

At  December  31,  1996,  1995 and 1994,  Webster  serviced,  for the benefit of others, mortgage loans aggregating approximately $1,214.7 million, $967.0 million and $1,146.5 million, respectively. During 1996, Webster purchased mortgage loan servicing assets with a principal balance of $272.5 million and recorded a mortgage servicing asset of $2.8 million and during 1995, Webster sold mortgage servicing assets with a principal balance of $290.0 million and recorded a $2.2 million gain on their sale.

NOTE 5: SEGREGATED ASSETS, NET
--------------------------------------------------------------------------------

Segregated Assets, Net are certain assets purchased from the FDIC in the First Constitution acquisition which are subject to a loss-sharing arrangement with the FDIC:

                                                                        At December 31,
(IN THOUSANDS)                                                     1996              1995
------------------------------------------------------------------------------------------------
Commercial Real Estate Loans                                      $  58,745         $ 79,995
Commercial Loans                                                      6,606           10,439
Multi-Family Real Estate Loans                                       12,772           16,341
Other Real Estate Owned                                                 406            1,299
------------------------------------------------------------------------------------------------
                                                                     78,529          108,074
Allowance for Segregated Asset Losses                                (2,859)          (3,235)
------------------------------------------------------------------------------------------------
   Segregated Assets, Net                                         $  75,670         $104,839
------------------------------------------------------------------------------------------------

The FDIC is required to reimburse Webster quarterly through 1997 for 80% of all net charge-offs (i.e., the excess of charge-offs over recoveries) and certain permitted expenses related to the Segregated Assets.

During 1998 and 1999, Webster is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged off after deducting certain permitted expenses related to those assets. Webster is entitled to retain 20% of such recoveries during the sixth and seventh years following the First Constitution acquisition and 100% thereafter.

Upon termination of the seven-year period after the First Constitution acquisition (December, 1999), if the sum of Webster's 20% share of net charge-offs on Segregated Assets for the first five years after the acquisition date plus permitted expenses during the entire seven-year period, less any recoveries during the sixth and seventh year on Segregated Assets charged off during the first five years, exceeds $49.2 million, the FDIC is required to pay Webster an additional 15% of any such excess over $49.2 million at the end of the seventh year. At December 31, 1996, cumulative net charge-offs and expenses aggregated $53.9 million. During the first quarter of 1996, Webster began recording the additional 15% reimbursement as a receivable from the FDIC (See
Note 7). As of December 31, 1996, Webster had received a total of $42.2 million in reimbursements for net charge-offs and permitted expenses from the FDIC. At December 31, 1996 and 1995, Webster had allowances for losses of $2.9 million and $3.2 million, respectively, to cover its portion of Segregated Assets losses.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

                                                                         At December 31,
(IN THOUSANDS)                                                       1996             1995
-------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                     $    3,235        $   4,420
Charge-offs                                                              (621)          (1,772)
Recoveries                                                                245              587
-------------------------------------------------------------------------------------------------
   Balance at End of Period                                        $    2,859        $   3,235
-------------------------------------------------------------------------------------------------

At December 31, 1996 and 1995, nonperforming Segregated Assets are classified as follows:

                                                                        At December 31,
(IN THOUSANDS)                                                      1996             1995
-----------------------------------------------------------------------------------------------
Commercial Real Estate Loans                                      $    3,337        $   2,604
Commercial Loans                                                         192            1,203
Multi-Family Real Estate Loans                                           495            1,432
Foreclosed Property:
     Commercial Real Estate                                              269              648
     Multi-Family Real Estate                                            138              651
-----------------------------------------------------------------------------------------------
       Total                                                      $    4,431        $   6,538
-----------------------------------------------------------------------------------------------

NOTE 6: PREMISES AND EQUIPMENT, NET
--------------------------------------------------------------------------------

A summary of premises and equipment, net follows:


                                                                              December 31,
(IN THOUSANDS)                                                         1996             1995
-------------------------------------------------------------------------------------------------
Land                                                                 $    8,138        $  7,331
Buildings and Improvements                                               44,685          37,717
Leasehold Improvements                                                    4,801           3,549
Furniture, Fixtures and Equipment                                        41,966          36,433
-------------------------------------------------------------------------------------------------
Total Premises and Equipment                                             99,590          85,030
Accumulated Depreciation and Amortization                                40,879          35,502
-------------------------------------------------------------------------------------------------
   Premises and Equipment, Net                                       $   58,711        $ 49,528
-------------------------------------------------------------------------------------------------

At December 31, 1996, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $3,382,000, $1,975,000 and $2,190,000 in 1996, 1995 and 1994, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $1,949,000, $1,716,000 and $1,510,000 in 1996,
1995 and 1994, respectively.

The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1996:


(IN THOUSANDS)                                                    Payments          Receipts
------------------------------------------------------------------------------------------------
Years ending December 31:
1997                                                             $    3,365        $     820
1998                                                                  2,989              577
1999                                                                  2,532              513
2000                                                                  1,958              468
2001                                                                  1,647              415
Later years                                                           6,865              948
------------------------------------------------------------------------------------------------
   Total                                                         $   19,356        $   3,741
------------------------------------------------------------------------------------------------

NOTE 7: PREPAID EXPENSES AND OTHER ASSETS
--------------------------------------------------------------------------------

A summary of prepaid expenses and other assets follows:


                                                                     December 31,
(IN THOUSANDS)                                                 1996             1995
------------------------------------------------------------------------------------------
Due from FDIC                                                $    1,420        $  1,174
Income Taxes Receivable                                           6,913           1,809
Deferred Tax Asset, Net (Note 14)                                20,411          19,342
Mortgage Servicing Rights, Net                                    5,607           2,933
Other Assets                                                     10,400           8,697
------------------------------------------------------------------------------------------
   Prepaid Expenses and Other Assets                         $   44,751        $ 33,955
------------------------------------------------------------------------------------------

Of the $1.4 million due from FDIC at December 31, 1996, $926,000 represents Webster's 80% reimbursement for fourth quarter net charge-offs and expenses on Segregated Assets which will be received in the first quarter of 1997. The remaining $474,000 represents the additional 15% reimbursement of charge-offs and expenses which Webster will receive at the end of the seventh year (See Note
5). The increase in Income Taxes Receivable is due to the timing of the SAIF recapitalization in the third quarter of 1996. Other Assets are primarily comprised of prepaid expenses and various miscellaneous assets.

During the 1995 second quarter, Webster adopted Statement of Financial Accounting Standard No. 122 ("SFAS 122") "Accounting for Mortgage Servicing Rights." This statement requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Amortization of mortgage servicing rights was $491,000, $715,000, and $712,000 for the years ended December 31, 1996, 1995 and 1994 respectively. During 1996 and 1995 Webster capitalized mortgage servicing assets of $508,000 and $184,000, respectively related to originating loans and selling them servicing retained. Also, during 1996 Webster purchased mortgage loan servicing assets with a principal balance of $272.5 million and recorded a mortgage loan servicing asset of $2.8 million. At December 31, 1996 the allowance for decline in value of mortgage loan servicing rights was $95,000 and was established through a provision in 1996. There was no allowance for mortgage servicing rights at December 31, 1995.

NOTE 8: DEPOSITS
--------------------------------------------------------------------------------

Deposits and weighted average rates are summarized as follows:


                                                                              December 31,
                                                             1996                                           1995
-------------------------------------------------------------------------------------------------------------------------------
                                         Weighted                                    Weighted
                                          Average                         % of        Average                          % of
(IN THOUSANDS)                             Rate          Balance         Total           Rate       BalanceTotal
-------------------------------------------------------------------------------------------------------------------------------
Regular Savings                            2.34%       $ 935,312         21.0%         2.06%        $    766,413        20.2%
-------------------------------------------------------------------------------------------------------------------------------
NOW Accounts                               1.66          399,339          9.0          1.84              285,709         7.5
-------------------------------------------------------------------------------------------------------------------------------
Demand Deposits                               -          312,159          7.0             -              166,024         4.4
-------------------------------------------------------------------------------------------------------------------------------
Money Market Deposit Accounts              3.49          208,932          4.6          5.08              300,636         7.9
-------------------------------------------------------------------------------------------------------------------------------
Certificate Accounts:
   Up to 12 months                         5.18        1,616,766         36.3          5.31            1,247,729        32.9
   13 to 24 months                         5.65          604,959         13.6          5.96              653,690        17.2
   25 to 36 months                         5.74           93,000          2.1          5.53              106,067         2.8
   Over 36 months                          6.17          287,094          6.4          6.17              271,444         7.1
-------------------------------------------------------------------------------------------------------------------------------
     Total Certificates                    5.39        2,601,819         58.4          5.59            2,278,930        60.0
-------------------------------------------------------------------------------------------------------------------------------
       Total Deposits                      3.95%      $4,457,561        100.0%         4.31%        $  3,797,712       100.0%
-------------------------------------------------------------------------------------------------------------------------------

Interest expense on deposits is summarized as follows:


                                                                Years Ended December 31,
(IN THOUSANDS)                                           1996              1995             1994
-----------------------------------------------------------------------------------------------------
Regular Savings                                      $ 21,778           $ 17,727          $ 19,482
NOW Accounts                                            6,123              3,933             5,020
Money Market Deposit Accounts                           9,941             16,547            13,020
Certificate Accounts                                  136,092            119,424            85,136
-----------------------------------------------------------------------------------------------------
   Total                                             $173,934           $157,631          $122,658
-----------------------------------------------------------------------------------------------------

The following table presents the amount of time deposits in amounts of $100,000 or more at December 31, 1996 maturing during the periods indicated:

 (IN THOUSANDS)
--------------------------------------------------------------------------------------------------
           Maturing                                                                     Amount
--------------------------------------------------------------------------------------------------
January 1, 1997 to March 31, 1997                                                     $   57,846
April 1, 1997 to June 30, 1997                                                            61,819
July 1, 1997 to December 31, 1997                                                         56,736
January 1, 1998 and beyond                                                                54,917
--------------------------------------------------------------------------------------------------
   Total                                                                              $  231,318
--------------------------------------------------------------------------------------------------

NOTE 9: FEDERAL HOME LOAN BANK ADVANCES
--------------------------------------------------------------------------------

Advances payable to the Federal Home Loan Bank of Boston are summarized as follows:

(DOLLARS IN THOUSANDS)                                                            At December 31
Fixed Rate:                                                                  1996             1995
------------------------------------------------------------------------------------------------------
   4.82% to 8.61% Due 1996                                               $        -        $379,054
   4.82% to 9.80% Due 1997                                                  414,590          71,790
   4.99% to 8.19% Due 1998                                                   76,800          19,300
   5.54% to 8.86% Due 1999                                                    6,400           4,400
   6.31% to 9.16% Due 2000                                                   13,420          10,920
   6.69% Due in 2001                                                          1,000               -
   4.00% Due in 2008                                                            150             150
------------------------------------------------------------------------------------------------------
                                                                            512,360         485,614
------------------------------------------------------------------------------------------------------
Variable Rate:
------------------------------------------------------------------------------------------------------
   5.94% to 6.41% Due in 1996                                                     -          13,312
   7.32% Due in 1997                                                         47,520               -
------------------------------------------------------------------------------------------------------
                                                                             47,520          13,312
------------------------------------------------------------------------------------------------------
Total Federal Home Loan Bank Advances                                    $  559,880        $498,926
------------------------------------------------------------------------------------------------------


     The following table sets forth certain information as to the Bank's FHL Bank short-term borrowings at the dates and for the years indicated.

                                                                               AT DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                  1996        1995          1994
--------------------------------------------------------------------------------------------------------
Average amount outstanding during the period:
    FHL Bank short-term advances                                     $379,969      $374,910    $ 391,573
Amount outstanding at end of period:
    FHL Bank short-term advances                                      462,110       392,366      357,645
    Highest month end balance of short-term FHL Bank borrowings       475,693       493,340      530,338
    Weighted average interest rate of short-term FHL Bank
        borrowings at end of period                                      5.71%         5.94%        5.79%
    Weighted average interest rate of short-term FHL Bank
        borrowings during the period                                     5.61%         6.01%        4.98%

At December 31, 1996, the Bank had additional borrowing capacity of over $2.1 billion from the Federal Home Loan Bank, including a line of credit of approximately $69.3 million. Advances are secured by the Bank's investment in FHLB stock and a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities. At December 31, 1996 and 1995, the Bank was in compliance with the Federal Home Loan Bank collateral requirements.

NOTE 10: OTHER BORROWINGS
--------------------------------------------------------------------------------

The following table summarizes other borrowings at December 31, 1996 and 1995.

                                                                              At December 31,
(DOLLARS IN THOUSANDS)                                                      1996             1995
---------------------------------------------------------------------------------------------------
Reverse Repurchase Agreements                                         $   99,085        $ 126,884
Senior Notes                                                              40,000           40,000
Bank Line of Credit                                                       18,000                -
ESOP Borrowings                                                            2,546            3,130
Other Borrowings                                                           6,496                -
---------------------------------------------------------------------------------------------------
   Total                                                              $  166,127        $ 170,014
---------------------------------------------------------------------------------------------------

The weighted average rates for other borrowed funds for the 1996 and 1995 year periods were 6.26% and 7.58%, respectively.

During 1996, reverse repurchase agreement transactions were the primary source of borrowed funds with the exception of FHLB advance borrowings (See Note 9). The average balance and weighted average rate for repurchase transactions for the 1996 year period were $132.7 million and 5.53% as compared to $37.8 million and 5.91% for the 1995 year period. Securities underlying the reverse repurchase transactions held as collateral are primarily U.S. Agency securities consisting of GNMA and FNMA securities. Securities for reverse repurchase agreement transactions related to Webster's funding operations are delivered to broker-dealers who arrange the transactions. Webster also enters into reverse repurchase agreements directly with certain customers.

Information   concerning  borrowings  under  reverse  repurchase  agreements  is summarized below:

------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------
                          Balance at        Weighted Average             Book Value         Market Value
                   December 31, 1996           Maturity Date          of Collateral        of Collateral
------------------------------------------------------------------------------------------------------------
                             $99,085              5.1 months               $102,306             $103,258


     The following table sets forth certain information as to the Bank's reverse repurchase agreement short-term borrowings at the dates and for the years indicated.

                                                                           AT DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                  1996            1995
------------------------------------------------------------------------------------------------
Average amount outstanding during the period:
    Reverse repurchase short-term agreements                            $132,666      $  37,830
Amount outstanding at end of period:
    Reverse repurchase short-term agreements                              99,085        126,884
        Highest month end balance of short-term borrowings               202,204        126,884
    Weighted average interest rate of reverse repurchase
        agreement short-term borrowings at end of period                    5.52%          5.80%
    Weighted average interest rate of repurchase
        agreement short-term borrowings during the period                   5.53%          5.91%

There were no reverse repurchase agreements transacted in 1994.

In 1996, Webster also utilized a variable rate line of credit through a correspondent bank with a credit limit of $20 million. Webster has established multiple sources of funding and uses the most favorable source under the circumstances in conjunction with asset and liability management strategies. The ESOP borrowings are from a correspondent bank at a floating rate based on the correspondent bank's base (prime) rate and such rates at December 31, 1996 and 1995 were 7.90% and 8.36%, respectively. The estimated fair value of the ESOP borrowings approximates book value at December 31, 1996 and 1995. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through the year 2001. Interest is paid quarterly and the borrowings are secured and guaranteed by Webster. See Note 15 for a description of the increase in the ESOP's outstanding indebtedness in 1994.

On June 29, 1993, Webster completed a registered offering of $40 million of 8 3/4% Senior Notes due 2000 ("the Senior Notes"). Webster used $18.25 million from the net proceeds of the offering to redeem the remaining shares of Series A Stock issued by Webster to the FDIC in connection with the First Constitution acquisition. The Senior Notes may not be redeemed by Webster prior to maturity and are not exchangeable for any shares of Webster's common stock.

NOTE 11: INTEREST RATE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Webster utilizes as part of its asset/liability management strategy various interest rate contracts including short futures positions, interest rate swaps, interest rate caps and interest rate floors. (See Note 3 for disclosures on futures positions). Webster utilized interest rate financial instruments to hedge mismatches in interest rate maturities to reduce exposure to movements in interest rates. These interest rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instrument. The notional amount of interest rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

The fair value, which approximates the cost to replace the contract at the current market rates is generally representative of market risk. Credit risk related to the interest rate swaps at December 31, 1996 is not significant due to counterparty ratings and to the fact that Webster is currently paying amounts that are greater than it is receiving. Credit risk related to interest rate caps and interest rate floors approximates their fair market value at December 31, 1996. In the event of a default by a counterparty, the cost to Webster, if any, would be the replacement cost of the contract at the current market rate.

Interest rate financial instruments are summarized as follows:


---------------------------------------------------------------------------------------------------------------------------
                                                                              Fair Market
                                              Notional Amount                   Value                      Book Value
                                               December 31,                   December 31,                December 31,
(IN THOUSANDS)                           1996             1995             1996           1995         1996        1995
---------------------------------------------------------------------------------------------------------------------------
Interest rate swap agreements        $  50,000         $150,000          $   (15)     $  (4,954)    $      -     $      -
Interest rate floor agreements         100,000                -            1,602              -        1,482            -
Interest rate cap agreements           225,000          125,000            2,449            173        3,978          816
---------------------------------------------------------------------------------------------------------------------------
   Total                             $ 375,000         $275,000          $ 4,036      $  (4,781)    $  5,460     $    816
---------------------------------------------------------------------------------------------------------------------------

Interest rate swap agreements involve the exchange of fixed and variable interest payments based upon notional amounts paid to a maturity date. At December 31, 1996, Webster had one interest rate swap agreement in which the corporation received a variable rate based on LIBOR and paid a fixed rate of 6.04%. Total net interest expense paid on swap agreements totaled $903,000 for the year ended December 31, 1996.

Interest rate cap agreements require cash payments to be made or received only if current interest rates rise above a predetermined interest rate. At December 31, 1996, Webster had two outstanding cap agreements with an interest rate cap of 7.00% and one outstanding interest rate cap agreement with an interest rate cap of 6.50%. The amount paid for entering into the interest rate cap is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1996, Webster had $4.0 million of unamortized interest rate cap balances and during the 1996 period amortized $496,000. Similarly, interest-rate floor agreements require cash payments to be made or received if current interest rates fall below a predetermined interest rate. At December 31, 1996, Webster had one outstanding interest rate floor agreement with an interest rate floor of 5.75%. The amount paid for entering into an interest rate floor agreement is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1996, Webster had $1.5 million of unamortized floor balances and during the 1996 period amortized $235,000.

NOTE 12: SUMMARY OF ESTIMATED FAIR VALUES
--------------------------------------------------------------------------------

A summary of estimated fair values consisted of the following:


                                                                                    December 31,
                                                                        1996                            1995
-----------------------------------------------------------------------------------------------------------------------
                                                               Carrying      Estimated        Carrying     Estimated
(IN THOUSANDS)                                                  Amount       Fair Value        Amount      Fair Value
-----------------------------------------------------------------------------------------------------------------------
Assets:
   Securities (Note 3)                                     $ 1,572,242     $ 1,573,196    $ 1,505,103    $ 1,509,057
   Residential Loans (Note 4)                                 2,785,590      2,852,213      2,455,667      2,520,545
   Consumer Loans (Note 4)                                      141,291        141,478        103,328        105,719
   Home Equity Loans (Note 4)                                   285,912        293,104        228,307        233,041
   Commercial Loans (Note 4)                                    472,912        469,098        267,993        268,041
   Less Allowance for Loan Losses (Note 4)                       43,185             --         50,281             --
   Segregated Assets, Net (Note 5)                               75,670         75,670        104,839        104,839
   Interest rate contracts (Note 11)                              5,460          4,036            816         (4,781)
   Mortgage Servicing Rights, Net (Note 7)                        5,607          6,433          2,933          2,933
   Other Assets  (Note 7)                                       305,711        304,704        264,697        257,631

Liabilities:
   Deposits Other than Certificates  (Note 8)               $ 1,855,742    $ 1,855,742    $ 1,518,782    $ 1,518,782
   Certificate Accounts (Note 8):
     Maturing in Less than One Year                           1,628,618      1,631,181      1,657,549      1,670,503
     Maturing in One Year and Beyond                            973,201        974,182        621,381        635,254
   Federal Home Loan Bank Advances (Note 9)                     559,880        560,421        498,926        502,108
   Other Borrowings (Note 10)                                   166,127        166,175        170,014        170,890
   Other Liabilities                                             86,810         86,810         82,170         82,170

In December 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value.

The carrying amounts for interest-bearing deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (Note 3) is estimated based on prices published in financial newspapers or quotations received from securities dealers or pricing services. The fair value of interest rate contracts was based on the amount Webster would receive or pay to terminate the agreements. Federal Home Loan Bank stock has no active market and is required to be held by member banks. The estimated fair value of Federal Home Loan Bank stock equals the carrying amount.

In estimating the fair value of loans, portfolios with similar financial characteristics were classified by type. Loans were segmented into four generic types: residential, consumer, home equity and commercial. Residential loans were further segmented into fifteen and thirty year fixed-rate contractual maturities, with the remaining classified as variable-rate loans. The fair value of each category is calculated by discounting scheduled cash flows through estimated maturity using market discount rates. Adjustments were made to reflect credit and rate risks inherent in the portfolio.

Due to the loss-sharing arrangement with the FDIC, a yield on Segregated Assets that approximates a market yield and the allowance for Webster's share of losses on Segregated Assets, Webster believes that the estimated fair value of Segregated Assets approximates their carrying amount of $75.7 million and $104.8 million at December 31, 1996 and December 31, 1995, respectively.

The estimated fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The estimated fair values of certificates of deposit, Federal Home Loan Bank Advances, and other borrowings were calculated using the discounted cash flow method. The discount rate is estimated using rates currently offered for deposits and Federal Home Loan Bank

Advances of similar remaining maturities. The discount rate used for the Senior Notes was calculated using a spread over Treasury Notes consistent with the spread used to price the Senior Notes at their inception.

The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties, resulting in variability in estimates with changes in assumptions. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. Fair value estimates are not intended to reflect the liquidation value of the financial instruments.


NOTE 13: FORECLOSED PROPERTY EXPENSES AND PROVISIONS, NET AND ALLOWANCE FOR LOSSES ON FORECLOSED PROPERTIES
--------------------------------------------------------------------------------

Foreclosed property expenses and provisions, net are summarized as follows:


                                                                               Years Ended December 31,
(IN THOUSANDS)                                                         1996              1995             1994
-----------------------------------------------------------------------------------------------------------------
(Gain) Loss on Sale of Foreclosed Properties
   Acquired in Settlement of Loans, Net                          $  (1,354)        $    (735)        $     517
Provision for Losses on Foreclosed
   Properties                                                        1,866             3,532             5,317
Rental Income                                                         (262)             (782)           (1,260)
Foreclosed Property Expenses                                         3,257             4,239             5,532
-----------------------------------------------------------------------------------------------------------------
     Total                                                       $   3,507         $   6,254         $  10,106
-----------------------------------------------------------------------------------------------------------------


Webster has an allowance for losses on foreclosed properties. A detail of the changes in the allowance follows:


                                                                          Years Ended December 31,
(IN THOUSANDS)                                                    1996              1995             1994
-------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                               $   1,233        $    2,943         $   2,076
Provisions                                                       1,866             3,532             5,317
Losses Charged to Allowance                                     (2,503)           (5,524)          (11,802)
Recoveries Credited to Allowance                                   144               282               852
Additions to Allowance for Acquired
   Foreclosed Properties                                             -                 -             6,500
-------------------------------------------------------------------------------------------------------------
Balance at End of Period                                     $     740        $    1,233         $   2,943
-------------------------------------------------------------------------------------------------------------

In connection with the Bristol acquisition in 1994, a purchase accounting adjustment of $5.9 million for the allowance for losses on foreclosed properties was recorded at the time of the acquisition and added to Bristol's existing allowance of $600,000 to reflect an accelerated disposition strategy.

NOTE 14:  INCOME TAXES
--------------------------------------------------------------------------------

Charges for income taxes in the Consolidated Statements of Income are comprised of the following:


                                                        Years Ended December 31,
(IN THOUSANDS)                                  1996            1995              1994
------------------------------------------------------------------------------------------
Current:
     Federal                                 $ 18,774        $ 16,034           $ 12,533
     State                                      4,025           5,156              4,398
------------------------------------------------------------------------------------------
                                               22,799          21,190             16,931
Deferred:
     Federal                                   (1,781)         (4,526)            (4,378)
     State                                      1,354          (1,214)            (1,342)
------------------------------------------------------------------------------------------
                                                 (427)         (5,740)            (5,720)
Total:
     Federal                                   16,993          11,508              8,155
     State                                      5,379           3,942              3,056
------------------------------------------------------------------------------------------
                                             $ 22,372        $ 15,450           $ 11,211
------------------------------------------------------------------------------------------

Income tax expense of $22.4 million, $15.5 million and $11.2 million for the years ended December 31, 1996, 1995 and 1994, respectively, differed from the amounts computed by applying the Federal income tax rate of 35% in 1996, 1995 and 1994 to pre-tax income as a result of the following:

                                                                                        Years Ended December 31,
(IN THOUSANDS)                                                                       1996        1995        1994
--------------------------------------------------------------------------------------------------------------------
Computed "Expected" Tax Expense                                                  $ 21,246    $ 15,615    $ 13,650
Reduction in Income Taxes Resulting From:
   Dividends Received Deduction                                                      (603)       (324)       (212)
   State Income Taxes, Net of Federal Income
     Tax Benefit, Including Change in
     Valuation Allowance and Rate                                                   3,822       2,581       2,007
   Adjustment to Deferred Tax Assets and Liabilities:
     Change in Federal Tax Rate                                                        --          --        (265)
     Change in Valuation Allowance (Federal)                                       (2,000)     (2,294)     (3,781)
   Other, Net                                                                         (93)       (128)       (188)
--------------------------------------------------------------------------------------------------------------------
       Income Taxes                                                              $ 22,372    $ 15,450    $ 11,211
--------------------------------------------------------------------------------------------------------------------

At December 31, 1996 Webster had a net deferred tax asset of $20.4 million. In order to fully realize the net deferred tax asset, Webster must either incur tax losses to carryback or generate future taxable income. Based on Webster's historical and current taxable earnings, management believes it is more likely than not that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will generate taxable earnings or a specific level of continuing taxable earnings in the future.

Webster's deferred tax valuation allowance is principally for a portion of temporary differences that may be subject to review by taxing authorities. The net decreases in the valuation allowance in 1996, 1995 and 1994 were due to favorable reassessments of known risks and resulted in reductions of income tax expense in these years.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below.

(IN THOUSANDS)
Deferred Tax Assets:                                   December 31,1996         December 31, 1995
---------------------------------------------------------------------------------------------------
   Loan Loss Allowances & Other Allowances, Net            $ 21,657                 $ 26,079
   Accrued Compensation and Pensions                          3,620                    3,137
   Tax Loss Carry Forwards                                       --                    2,025
   Intangibles                                                3,743                    3,296
   Other                                                      3,362                    3,511
---------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Assets                           32,382                   38,048
   Less Valuation Allowance                                  (6,207)                  (8,207)
---------------------------------------------------------------------------------------------------
   Deferred Tax Asset after Valuation Allowance              26,175                   29,841
---------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Loan Discount                                              2,826                    6,306
   Plant and Equipment, Principally due to
     Differences in Depreciation                                167                      428
   Unrealized Gain on Securities                              1,427                    2,070
   Other                                                      1,344                    1,695
---------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Liabilities                       5,764                   10,499
---------------------------------------------------------------------------------------------------
     Net Deferred Tax Asset                                $ 20,411                 $ 19,342
---------------------------------------------------------------------------------------------------

NOTE 15: SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

Shareholders' equity increased $2.3 million to $336.8 million at December 31, 1996 from $334.6 million at December 31, 1995. Included in the change in shareholders' equity from 1995 to 1996 was the repurchase of 804,900 shares of common stock in 1996 as part of two share repurchase programs.
See Consolidated Statements of Shareholders' Equity.

On July 31, 1997, Webster acquired People's (see Note 2). In connection with the acquisition, Webster issued 1,575,996 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, People's shareholders received .85 shares of Webster common stock in a tax free exchange for each of their shares of People's common stock. These consolidated financial statements include People's financial data as if People's had been combined at the beginning of the earliest period presented.

On January 31, 1997, Webster acquired Derby (see Note 2). In connection with the acquisition, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement, Derby shareholders received 1.14158 shares of Webster common stock in a tax free exchange for each of their shares of Derby common stock. These consolidated financial statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

In December 1995, Webster completed the sale of 1,249,600 shares of common stock in an underwritten public offering raising $32.1 million of additional capital, net of expenses, which was invested in the Bank to facilitate its completion of the Shawmut Transaction and to have the Bank remain well capitalized for regulatory purposes.

On November 1, 1995, Webster acquired Shelton (See Note 2). In connection with the acquisition, Webster issued 1,292,549 shares of its common stock for all the outstanding shares of Shelton common stock. Under the terms of the agreement, Shelton shareholders received .92 of a share of Webster common stock in a tax free exchange for each of their shares of Shelton common stock.

On December 16, 1994, Webster acquired Shoreline (See Note 2). In connection with the acquisition, Webster issued 266,500 shares of its common stock for all 533,000 outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock.

On March 3, 1994, Webster completed the sale of 1,150,000 shares of its common stock in subscription and underwritten public offerings that were conducted in connection with the Bristol acquisition. Of the 1,150,000 shares sold in the subscription and public offerings, 100,000 shares were purchased by Webster Bank's ESOP. The ESOP's outstanding loan balance was increased by approximately $2.1 million in connection with the purchase.

On December 30, 1992, through a registered offering, Webster issued 250,000 shares of Series B 7 1/2% Cumulative Convertible Preferred Stock (the "Series B Stock") for $25 million. Webster used 50% of the net proceeds of $23.5 million from this equity offering to redeem $11.75 million of its Series A Preferred Stock issued to the FDIC in connection with the purchase of certain assets and liabilities of First Constitution Bank in October 1992. On June 29, 1993, Webster completed a registered offering of $40 million aggregate principal amount of 8 3/4% Senior Notes due 2000. Webster used $18.25 million of the proceeds from this offering to redeem the remaining shares of its Series A Preferred Stock. During 1996 and 1995 holders of the Series B Stock converted 73,785 shares and 260 shares into 423,525 shares and 1,492 shares, respectively of Webster's common stock. The remaining 98,084 shares of Series B Stock converted into 563,002 shares of common stock in January 1997.

Retained earnings at December 31, 1996 included $27.2 million of earnings of the Bank appropriated to bad debt reserves (pre-1988), which were deducted for federal income tax purposes. Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

Applicable OTS regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated institution, Webster Bank is also subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1996 the Bank exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" institution. In order to be considered "well capitalized" a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6% and a ratio of total capital to risk-weighted assets of 10%. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on Webster's Consolidated Financial Statements. Webster's capital amounts and classifications are also subject to qualitative judgements by the OTS about components, risk weightings, and other factors. At December 31, 1996, the Bank was in full compliance with all applicable capital requirements as detailed below:


--------------------------------------------------------------------------------------------------------------------------------
                                                                                         OTS
                                                                                   Minimum Capital            Well
                                                                Actual              Requirements           Capitalized
(DOLLARS IN THOUSANDS)                                     Amount   Ratio         Amount    Ratio        Amount          Ratio
--------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996
Total Capital (to Risk-Weighted Assets)                  $364,951    12.40%     $235,423     8.00%       $294,278         10.00%
Tier 1 Capital (to Risk-Weighted Assets)                 $330,306    11.22%     $117,711     4.00%       $176,557          6.00%
Tier 1 Capital (to Adjusted Total Assets)                $330,306     6.00%     $165,096     3.00%       $275,160          5.00%
Tangible Capital (to Adjusted Total Assets)              $325,905     5.92%     $ 82,547     1.50%                No Requirement

As of December 31, 1995
Total Capital (to Risk-Weighted Assets)                  $331,159    13.29%     $199,366     8.00%       $249,207         10.00%
Tier 1 Capital (to Risk-Weighted Assets)                 $302,945    12.16%     $ 99,683     4.00%       $149,524          6.00%
Tier 1 Capital (to Adjusted Total Assets)                $302,945     6.30%     $144,288     3.00%       $240,480          5.00%
Tangible Capital (to Adjusted Total Assets)              $297,731     6.19%     $ 72,141     1.50%                No Requirement

At the time of the respective conversions of the Bank and certain predecessors from mutual to stock form, each institution established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts after conversion. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account. The Banks may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause its regulatory capital to be reduced below applicable regulatory capital requirements or the amount required for its liquidation accounts.

The OTS capital distribution regulations establish three tiers of institutions for purposes of determining the level of dividends that can be paid. Since the Bank's capital levels exceeded all fully phased-in OTS capital requirements at December 31, 1996, it is considered a Tier 1 Institution. Tier 1 Institutions generally are able to pay dividends up to an amount equal to one-half of their excess capital at the beginning of the year plus all income for the calendar year. In accordance with the OTS capital distribution regulations, the Bank must provide a 30 day notice prior to the payment of any dividends to Webster. As of December 31, 1996, the Bank had $74.8 million available for the payment of dividends under the OTS capital distribution regulations. The Bank has paid dividends to Webster amounting to $21.5 million and $18.1 million for 1996 and 1995, respectively. Under the prompt corrective action regulations adopted by the OTS and the FDIC, the Bank is precluded from paying any dividends if such action would cause it to fail to comply with applicable minimum capital requirements.

The Bank has an ESOP that invests in Webster common stock as discussed in Notes 10 and 16. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance is shown as a reduction of shareholders' equity. Shareholders' equity is increased by the amount of principal repayments on the ESOP loan. Principal repayments totaled $583,000, $545,000 and $384,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

In February 1996, Webster's Board of Directors adopted a stockholders' rights plan in which preferred stock purchase rights have been granted as a dividend at the rate of one right for each share of common stock held of record as of the close of business on February 16, 1996. The plan is designed to protect all Webster shareholders against hostile acquirers who may seek to take advantage of Webster and its shareholders through coercive or unfair tactics aimed at gaining control of Webster without paying all shareholders a fair price. Each right initially would entitle the holder thereof to purchase under certain circumstances one 1/1,000th of a share of a new Series C Preferred Stock at an exercise price of $100 per share. The rights will expire in February 2006. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the common stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the common stock, or if the Board declares any person or group to be an "adverse person" upon a determination that such person or group has acquired beneficial ownership of 10% or more and that such ownership is not in the best interests of the company.

NOTE 16: EMPLOYEE BENEFIT AND STOCK OPTION PLANS
--------------------------------------------------------------------------------

The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pensions are based upon earnings of covered employees during the period of credited service. The Bank also has an employee investment plan under section 401(k) of the Internal Revenue Code. Under the savings plan the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation. Operations were charged with $909,000, $593,000 and $530,000 for the years ended December 31, 1996, 1995 and 1994, respectively, for contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest, on behalf of employees of the Bank who meet certain minimum age and service requirements, in Webster common stock. The Bank may make contributions to the ESOP in such amounts as the board of directors may determine on an annual basis. To the extent that the Bank's contributions are used to repay the ESOP loan, Webster common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of service under the ESOP. Operations were charged with $847,000, $848,000 and $384,000 for the years ended December 31, 1996, 1995 and 1994, respectively, for contributions to the ESOP. The 1996 ESOP charge includes $583,525 for principal payments and $77,283 of interest payments (net of $133,052 of dividends on unallocated ESOP shares) and $315,266 of compensation expense recorded as required under the Accounting Standards Executive Committee's Statement of Position 93-6, "Employers Accounting for Stock Ownership Plans."

The following table sets forth the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition as of December 31, 1996 and 1995.


                                                                                       December 31,
(IN THOUSANDS)                                                                  1996             1995
---------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                                $ 15,266         $ 13,695
   Nonvested benefit obligation                                                1,380              784
---------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation                                             16,646           14,479
Effect of projected future compensation levels                                 4,155            4,838
---------------------------------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                                                           20,801           19,317
Plan assets at fair value, primarily listed
   stocks and U.S. bonds                                                      18,694           17,468
---------------------------------------------------------------------------------------------------------
Excess (Deficiency) of plan assets over
   benefit obligation                                                         (2,107)          (1,849)
Items not yet recognized in earnings:
   Unrecognized prior service cost                                            (2,221)          (1,913)
   Unrecognized net gain (loss)                                                1,878            2,128
   Unrecognized net asset at January 1, 1987
     being recognized over 20.9 years                                           (313)            (347)
---------------------------------------------------------------------------------------------------------
   Unfunded Accrued Pension Liability                                       $ (2,763)        $ (1,981)
---------------------------------------------------------------------------------------------------------

The weighted average discount rate, rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.25%, 5.0% and 9.0% for 1996 and 1995.

Net pension expense for 1996, 1995 and 1994 included the following components:

                                                                                  December 31,
(IN THOUSANDS)                                                      1996              1995             1994
--------------------------------------------------------------------------------------------------------------
Service cost benefits earned during the period                 $   1,961        $    1,286        $   1,521
Interest cost on projected benefit obligations                     1,394             1,225              930
Return on plan assets                                             (2,038)           (3,153)             634
Amortization and deferral                                            338             1,704           (1,790)
--------------------------------------------------------------------------------------------------------------
   Total                                                       $   1,655        $    1,062            1,295
--------------------------------------------------------------------------------------------------------------

The components of postretirement benefits cost were as follows:

                                                                                 Years Ended December 31,
(IN THOUSANDS)                                                          1996              1995             1994
-----------------------------------------------------------------------------------------------------------------
Service cost                                                       $     258        $    238          $     318
Interest cost                                                            256             250                250
Amortization                                                              78              68                102
Immediate recognition of net transition obligation                         -               -                822
-----------------------------------------------------------------------------------------------------------------
Net Periodic Postretirement Benefit Cost                           $     592        $    556          $   1,492
-----------------------------------------------------------------------------------------------------------------

The   following   table  sets  forth  the   status  of   Webster's   accumulated
postretirement benefit obligation:


                                                                            December 31,
(IN THOUSANDS)                                                        1996            1995
-----------------------------------------------------------------------------------------------
Accumulated benefit obligation                                       $(3,818)         $(3,613)
Unrecognized transition obligation                                     1,748            1,820
Unrecognized net (loss) gain                                            (998)            (784)
-----------------------------------------------------------------------------------------------
Unfunded Accrued Postretirement Liability                            $(3,068)         $(2,577)
-----------------------------------------------------------------------------------------------

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25%. The assumed weighted average health care cost trend rate was 4.25% for 1996. An increase of 1% in the assumed health care cost trend rate would result in an increase in the accumulated benefit obligation by $33,000.

Webster maintains stock option plans (the "Option Plans") for the benefit of its directors and officers. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its option plans using the accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Disclosure information requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which this statement is initially adopted for recognizing compensation cost. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December 31, 1994.

At December 31, 1996, Webster had multiple-fixed stock option based compensation plans, which are described below. Webster applies the provisions of APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans in the Consolidated Statements of Income. Had compensation cost for Webster's stock option based compensation plans been determined consistent with SFAS No. 123; Webster's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                 Years Ended December 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                              1996               1995
--------------------------------------------------------------------------------------------
Net Income:
   As Reported                                                 $ 38,501          $  29,321
   Pro Forma                                                   $ 37,740          $  27,593

Primary Earnings Per Share:
   As Reported                                                 $   2.77          $    2.30
   Pro Forma                                                   $   2.71          $    2.16

Fully Diluted Earnings Per Share:
   As Reported                                                 $   2.66          $    2.22
   Pro Forma                                                   $   2.61          $    2.09

During the initial phase-in period, the effects of applying this Statement for providing pro forma disclosures are not likely to be representative of the effects on reported net income and earnings per share for future years. This is due to the fact that awards may vest over several years and stock options may be granted each year.

Webster's five fixed stock option plans were established in 1995, 1994, 1992, 1986 and 1985. The 1995, 1994 and 1985 plans were acquired through bank acquisitions. Under these plans, the number of shares that may be granted are 212,500, 286,650, 780,500, 385,085 and 312,069, respectively, after having been adjusted for a 10% stock dividend that occurred in 1993 that affected the number of shares under the plans and amendments to the 1992 plan. The 1992 plan was amended in April 1994 and 1996 to increase shares under the Plan by an additional 235,000 and 375,000 shares, respectively. Stock appreciation rights ("SARS") have been granted in tandem with stock options under the Company's 1985 option plan. In accordance with generally accepted accounting principles, compensation expense is recorded when the market value of

Webster's common stock exceeds the SAR'S strike price. During the years ended December 31, 1996, 1995 and 1994, the number of SARS exercised were: 1,102, 19,634 and 8,429, respectively, and compensation expense was $18,800, $177,900 and $121,700, respectively. Under the terms of the plans, the exercise price of each option granted equals the market price of the Company's stock on the date of grant and each option has a maximum contractual life of ten years. Tables that follow provide disclosures and information required under SFAS No. 123 and summarizes stock compensation activity for the years 1996, 1995 and 1994 for which Consolidated Statements of Income are presented.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted average assumptions used for grants issued during 1996 and 1995: expected option term 10 years, expected dividend yield 1.91%, expected volatility 21.0%, expected forfeiture rate 1.14%, and weighted average risk-free interest rate of 6.42%.

A summary of the status of Webster's fixed stock option plans at December 31, 1996, 1995, and 1994 and changes during the years ended on those dates is presented below:


                                                            1996                           1995                     1994
-----------------------------------------------------------------------------------------------------------------------------
                                                             Weighted                    Weighted                 Weighted
                                                              Average                    Average                  Average
                                                             Exercise                    Exercise                 Exercise
                                                Shares          Price       Shares        Price        Shares        Price
-----------------------------------------------------------------------------------------------------------------------------
Options Outstanding at Beginning of Year      1,196,024    $  17.37         889,297    $   14.50     781,189    $    12.33
Granted                                         194,729       31.19         394,361        22.89     250,792         19.74
Exercised                                      (569,199)      15.75         (80,734)       12.48    (139,584)        11.65
Forfeited/Canceled                               (9,525)      22.41          (6,900)       18.75      (3,100)        18.99
-----------------------------------------------------------------------------------------------------------------------------
Options Outstanding at End of Year              812,029    $  21.78       1,196,024        17.37     889,297    $    14.51
-----------------------------------------------------------------------------------------------------------------------------

Options Exercisable at Year End                 498,929                     973,474                  762,947

Weighted Average Per Share Fair Value
   of Options Granted During the Year         $   11.91                   $    9.77                 N/A

The following table summarizes information about Webster's fixed stock option plans for options granted that are outstanding at December 31, 1996.

                                           Options Outstanding at December 31, 1996         Options Exercisable at December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                         Weighted Average       Weighted                           Weighted
                                                                Remaining        Average                            Average
                                                 Number  Contractual Life       Exercise            Number         Exercise
Range of Exercise Prices                    Outstanding        (In Years)          Price        Exercisable           Price
------------------------------------------------------------------------------------------------------------------------------------
$ 4.55-$ 9.77                                  61,145                 3.2        $ 7.91            61,145          $  7.91
$10.91-$20.24                                 302,278                 6.4        $17.31           226,128          $ 16.98
$20.50-$24.75                                 236,493                 7.9        $21.52           184,693          $ 21.61
$25.25-$28.13                                 115,613                 9.0        $27.64            26,963          $ 26.70
$34.25-$38.19                                  96,500                10.0        $37.90                 -                -
------------------------------------------------------------------------------------------------------------------------------------
   Totals                                     812,029                 7.4        $21.78           498,929          $ 18.11
------------------------------------------------------------------------------------------------------------------------------------

Webster also has two restricted stock plans consisting of a Director Fee Retainer Restricted Stock Plan, which was established in 1996 and a Restricted Stock Plan, which was established in 1992. Under the Director Fee Restricted Stock Plan, a total of 3,120 shares were issued to ten directors in 1996 with each receiving 312 shares. These restricted shares were reissued from treasury stock and the cost was measured as of the grant date using the fair market value of Webster's stock as of the grant date. Under the Restricted Stock Plan, there were no shares granted in 1996 or 1995 and 8,944 shares granted in 1994. The cost of all restricted shares are amortized to compensation expense over the contractual service period and such expense is reflected in Webster's Consolidated Statements of Income.

NOTE 17: MERGER AND ACQUISITION EXPENSES
--------------------------------------------------------------------------------

A summary of merger and acquisition expenses follows:


                                                                    Years Ended December 31,
(IN THOUSANDS)                                                       1996     1995     1994
---------------------------------------------------------------------------------------------

   Shawmut Transaction                                                500    1,000       --
   Shelton                                                             --    3,271       --
   Shoreline                                                           --       --   $  700
---------------------------------------------------------------------------------------------
   Total                                                           $  500   $4,271   $  700
---------------------------------------------------------------------------------------------



NOTE 18: SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

On January 30, 1997, Webster completed the sale of $100 million of Webster Capital Trust I Capital Securities. Webster Capital Trust I is a business trust formed for the purpose of issuing capital securities and investing the proceeds in subordinated debentures, due 2027, issued by Webster. Interest payments on the debentures are tax deductible by Webster. The securities have an annual rate of 9.36%, payable semiannually, beginning July 29, 1997. Webster will use the capital for general corporate purposes.


NOTE 19: LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

Webster is party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.


NOTE 20: PARENT COMPANY CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

The Statements of Condition for 1996 and 1995 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1996 (parent only) are presented below.

Statements of Condition
                                                                            December 31,
(IN THOUSANDS)                                                           1996          1995
--------------------------------------------------------------------------------------------
Assets
   Cash and Due from Depository Institutions                         $  2,248      $  1,252
   Securities Available for Sale                                       17,072        60,466
   Investment in Subsidiaries                                         374,747       312,136
   Due from Subsidiaries                                                2,138         2,177
   Other Assets                                                         2,482         3,208
--------------------------------------------------------------------------------------------
     Total Assets                                                    $398,687      $379,239
--------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
   Senior Notes due 2000                                             $ 40,000      $ 40,000
   Line of Credit                                                      18,400            --
   ESOP Borrowings                                                      2,546         3,130
   Other Liabilities                                                      909         1,529
   Shareholders' Equity                                               336,832       334,580
--------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                      $398,687      $379,239
--------------------------------------------------------------------------------------------

Statements of Income
                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                             1996        1995        1994
---------------------------------------------------------------------------------------------------------------------------
Dividends from Subsidiary                                                              $ 21,526    $ 18,072    $  7,763
Interest on Securities                                                                      984       1,148       1,003
Gain on Sale of Securities                                                                1,520         503          37
Other Noninterest Income                                                                    139          70          85
Interest Expense on Borrowings                                                            3,780       3,660       3,703
Other Noninterest Expenses                                                                3,124       3,752       1,871
---------------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes and
     Equity in Undistributed Earnings of Subsidiaries                                    17,265      12,381       3,314
Income Tax Benefit                                                                        1,597       2,504       1,896
---------------------------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed
     Earnings of Subsidiaries                                                            18,862      14,885       5,210
Equity in Undistributed Earnings of Subsidiaries                                         19,639      14,436      22,750
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               38,501      29,321      27,960
Preferred Stock Dividends                                                                 1,149       1,296       1,716
---------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                                            $ 37,352    $ 28,025    $ 26,244
---------------------------------------------------------------------------------------------------------------------------

Statements of Cash Flows

                                                                                            Years Ended December 31,
(IN THOUSANDS)                                                                             1996        1995        1994
---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net Income                                                                           $ 38,501    $ 29,321    $ 27,960
   Decrease (Increase) in Interest Receivable                                                 42         (16)        (15)
   Decrease in Other Assets                                                                  117       2,048       6,666
   Gains on Sale of Securities                                                            (1,520)       (503)        (37)
   Equity in Undistributed Earnings of Subsidiaries                                      (19,639)    (14,436)    (22,750)
   Other, Net                                                                             (6,281)     (1,722)     (1,315)
---------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                                              11,220      14,692      10,509
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
   Purchases of Securities Available for Sale                                            (35,076)    (45,168)     (2,369)
   Sales of Securities Available for Sale                                                 76,465       4,445       9,014
---------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided (Used) by Investing Activities                                       41,389     (40,723)      6,645
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
   Repayment of Borrowings                                                                (7,584)       (545)     (1,450)
   Proceeds from Borrowings                                                               25,400          --          --
   Net Proceeds from Sale of Common Stock                                                     --      32,112      21,923
   Excercise of Stock Options                                                             12,929       1,733       2,529
   Cash Dividends to Shareholders                                                         (9,158)     (7,396)     (6,473)
   Common Stock Repurchases                                                              (29,200)       (721)       (136)
   Investment in Subsidiary                                                              (44,000)        (50)    (32,000)
---------------------------------------------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Financing Activities                                      (51,613)     25,133     (15,607)
---------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                                             996        (898)      1,547
Cash and Cash Equivalents at Beginning of Year                                             1,252       2,150         603
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                                $  2,248    $  1,252    $  2,150
---------------------------------------------------------------------------------------------------------------------------

NOTE 21: SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

Selected quarterly data for 1996 and 1995 follows:


-------------------------------------------------------------------------------------------------------------------
                                                                     First       Second       Third      Fourth
(IN THOUSANDS, EXCEPT PER SHARE DATA)                               Quarter      Quarter     Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------
1996:
Interest Income                                                      $91,238     $96,487     $98,839     $99,894
Interest Expense                                                      53,074      53,386      55,079      55,882
-------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                   38,164      43,101      43,760      44,012
Provision for Loan Losses                                              1,714       2,145       2,345       3,584
Gain on Sale of Loans and Securities, Net                                608         904         871       2,487
Other Noninterest Income                                               5,692       7,221       7,372       7,024
Noninterest Expenses                                                  29,047      31,999      36,824      32,685
-------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                                   13,703      17,082      12,834      17,254
Income Taxes                                                           5,127       6,007       4,613       6,625
-------------------------------------------------------------------------------------------------------------------
Net Income                                                             8,576      11,075       8,221      10,629
Preferred Stock Dividends                                                323         321         283         222
-------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                          $ 8,253     $10,754     $ 7,938     $10,407
-------------------------------------------------------------------------------------------------------------------

Net Income Per Share:
Primary                                                              $  0.61     $  0.80     $  0.58     $  0.78
Fully Diluted                                                        $  0.59     $  0.76     $  0.56     $  0.75
-------------------------------------------------------------------------------------------------------------------

1995:
Interest Income                                                      $78,043     $82,337     $85,665     $86,877
Interest Expense                                                      43,873      48,627      52,119      52,972
-------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                   34,170      33,710      33,546      33,905
Provision for Loan Losses                                              1,021       1,090       1,210       2,405
Gain on Sale of Loans and Securities, Net                                273         877       1,559       2,467
Other Noninterest Income                                               5,657       5,489       5,566       6,014
Noninterest Expenses                                                  27,223      27,705      26,114      31,694
-------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                                   11,856      11,281      13,347       8,287
Income Taxes                                                           4,168       3,729       4,765       2,788
-------------------------------------------------------------------------------------------------------------------
Net Income                                                             7,688       7,552       8,582       5,499
Preferred Stock Dividends                                                324         324         324         324
-------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                          $ 7,364     $ 7,228     $ 8,258     $ 5,175
-------------------------------------------------------------------------------------------------------------------

Net Income Per Share:
Primary                                                              $  0.61     $  0.60     $  0.68     $  0.41
Fully Diluted                                                        $  0.59     $  0.58     $  0.65     $  0.40
-------------------------------------------------------------------------------------------------------------------


All periods presented have been retroactively restated to reflect the inclusion of the results of People's, Derby and Shelton, which were acquired on July 31, 1997, January 31, 1997 and November 1, 1995, respectively, and were accounted for using the pooling of interests method.

MANAGEMENT'S REPORT

--------------------------------------------------------------------------------
To Our Shareholders:

The management of Webster is responsible for the integrity and objectivity of the financial and operating information contained in this annual report, including the consolidated financial statements covered by the Report of Independent Auditors. These statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on the best estimates and judgements of management.

Webster has a system of internal accounting controls which provides management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, that assets are properly safeguarded and accounted for, and that financial records are maintained so as to permit preparation of financial statements in accordance with generally accepted accounting principles. This system includes formal procedures, an organizational structure that segregates duties, and a comprehensive program of periodic audits by the internal auditors. Webster has also instituted policies which require employees to maintain the highest level of ethical standards.

In addition, the Audit Committee of the Board of Directors, consisting solely of outside directors, meets periodically with management, the internal auditors and the independent auditors to review internal accounting controls, audit results and accounting principles and practices, and annually recommends to the Board of Directors the selection of independent public accountants.


James C. Smith                             John V. Brennan
Chairman and Chief Executive Officer       Executive Vice President,
                                           Chief Financial Officer and Treasurer

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors and Shareholders of
Webster Financial Corporation
Waterbury, Connecticut

We have audited the accompanying consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


Hartford Connecticut                         /s/ KPMG Peat Marwick L.L.P.
                                             ----------------------------
November 11, 1997

Corporate Headquarters
Webster Financial Corporation and Webster Bank
Webster Plaza
Waterbury, CT 06702
(203) 753-2921

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
Shareholder Services
40 Wall Street
New York, NY 10005
1-800-937-5449

Dividend Reinvestment and Stock Purchase Plan
Stockholders wishing to receive a prospectus for the Dividend Reinvestment and Stock Purchase Plan are invited to write to American Stock Transfer & Trust Co. at the address listed above, or call 1-800-278-4353.

Stock Listing Information
The common stock of Webster is traded over-the-counter on the NASDAQ National Market System under the symbol "WBST."
General Inquiries:         Contact Harriet Munrett Wolfe     (203) 578-2423
Financial Inquiries:       Contact John V. Brennan   (203) 578-2335
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702

Form 10K and Other Reports
Our annual report to the Securities and Exchange Commission (Form 10K), additional copies of this report, and quarterly reports may be obtained free of charge by contacting Harriet Munrett Wolfe, Senior Vice President and Secretary, Webster Plaza, Waterbury, CT 06702.

Common Stock Dividends and Market Prices
The following table shows dividends declared and the market price per share by quarter for 1996 and 1995.


-----------------------------------------------------------------------
                     Common Stock (Per Share)
-----------------------------------------------------------------------
                                    Market Price
-----------------------------------------------------------------------
                       Cash
                  Dividends                              End of
1996               Declared         Low        High     Period
-----------------------------------------------------------------------
Fourth               $ .18     $ 33 1/2    $38 1/4      $ 36 3/4
Third                  .18       28         35 3/4        35 1/4
Second                 .16       26 3/4     29 3/8        28
First                  .16       27 1/2     30 1/4        28

1995
-----------------------------------------------------------------------
Fourth               $ .16     $ 24 1/2    $29 1/2      $ 29 1/2
Third                  .16       23         31            26 1/4
Second                 .16       21 1/4     26            23 7/8
First                  .16       18         22 1/4        21 1/4
-----------------------------------------------------------------------

Market Makers:
Advest, Inc.
First Albany Corporation
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
Legg Mason Wood Walker Inc.
M.A. Schapiro & Co., Inc.
MacAllister Pitfield MacKay
Mayer & Schweitzer Inc.
Merrill Lynch, Pierce, Fenner & Smith
OTA Limited Partnership
Paine Webber Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners
Sherwood Securities Corp.
Smith Barney Inc.
Troster Singer Corp.
Tucker Anthony Incorporated

Webster Bank Information
For more information on Webster Bank products and services, call 1-800-325-2424, or write:

Webster Bank
Telebanking Center
P.O. Box 191
CH420
Waterbury, Connecticut 06720-0191
Worldwide Web Site
WWW.WebsterBank.Com

DIRECTORS
JAMES C. SMITH, Chairman and Chief Executive Officer

JOEL S. BECKER, Chairman and Chief Executive Officer, Torrington Supply Company

O. JOSEPH BIZZOZERO, Jr., M.D., BCB Medical Group

JOHN J. CRAWFORD,  Chairman and Chief Executive Officer,  Aristotle  Corporation
     President and Chief Executive Officer, South Central Connecticut Regional Water Authority

ROBERT A. FINKENZELLER, President, Eyelet Crafters, Inc.

WALTER R. GRIFFIN, Griffin, Griffin & O'Brien, P.C.

J. GREGORY HICKEY, CPA, Retired Managing Partner of Hartford office of Ernst & Young

C. MICHAEL JACOBI, President and Chief Executive Officer, Timex Corporation

J. ALLEN KOSOWSKY*, CPA, J. Allen Kosowsky, CPA, P.C.

Sr. MARGUERITE WAITE, President and Chief Executive Officer, St. Mary's Hospital

SENIOR MANAGEMENT GROUP
JAMES C. SMITH, Chairman and Chief Executive Officer

JOHN V. BRENNAN,  CPA,  Executive Vice President,  Chief  Financial  Officer and
     Treasurer

WILLIAM T. BROMAGE, Executive Vice President, Business Banking

GEORGE M. BROPHY*, Executive Vice President, Information Technologies

JEFFREY N. BROWN*, Executive Vice President, Marketing and Communications

PETER K. MULLIGAN, Executive Vice President, Consumer and Small Business Banking

RENEE P. SEEFRIED*, Senior Vice President, Human Resources

ROSS M. STRICKLAND, Executive Vice President, Mortgage Banking

* Webster Bank only